Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF
BRIDGEBIOX PHARMA, LLC,
a Delaware Limited Liability Company
Dated as of August 16, 2024

i

		Page

5.7	Capital Accounts	41

ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS		42

6.1	Allocations	42
6.2	Tax Allocations	44
6.3	No Right to Distributions	45
6.4	Distributions	45
6.5	Distributions to Holders of Class B Units	46
6.6	Tax Distributions	46
6.7	Withholding	47
6.8	Restrictions on Distributions	48
6.9	Determinations by the Board	48

ARTICLE VII ACCOUNTS		48

7.1	Books	48
7.2	Information Rights	48
7.3	Tax Matters	49
7.4	Fiscal Year	52
7.5	Initial Budget	52

ARTICLE VIII TRANSFER OF UNITS IN THE COMPANY		52

8.1	Prohibition	52
8.2	Conditions to Permitted Transfers	53
8.3	Effect of Transfers	54
8.4	Admission of Additional Members	54
8.5	Admission of Assignees as Substitute Members	55
8.6	Withdrawal of Members upon Transfer	55
8.7	Right of First Offer	55
8.8	Call Rights	57
8.9	Tag-Along Rights	58
8.10	Drag-Along Rights	60
8.11	Certain Terms and Conditions Applicable to Drag-Along Sales and Tag-Along Sales	62
8.12	Effect of Notices	64
8.13	After-Acquired Securities	64
8.14	Management Holdco Purchase Rights	64

ARTICLE IX QUALIFIED IPO; REGISTRATION RIGHTS		64

9.1	Qualified IPO Mechanics	64
9.2	Treatment of Units in Conversion Transaction	67
9.3	Registration Rights	67

ARTICLE X EVENTS OF DISSOLUTION		68

10.1	Dissolution	68

ARTICLE XI TERMINATION		69

11.1	Liquidation	69

11.2	Final Accounting	69
11.3	Distribution in Kind	69
11.4	Certificate of Cancellation	69

ARTICLE XII EXCULPATION AND INDEMNIFICATION		69

12.1	Exculpation	69
12.2	Indemnification	69
12.3	Effect of Modification	70
12.4	Nonexclusivity of Rights	70

ARTICLE XIII AMENDMENT TO AGREEMENT		71

13.1	Amendments	71

ARTICLE XIV GENERAL PROVISIONS		71

14.1	Expenses	71
14.2	Notices	71
14.3	Publicity; Confidentiality	72
14.4	Entire Agreement and Waiver	73
14.5	Conflict between This Agreement and Class B Unit Agreement	73
14.6	Counterparts	73
14.7	Severability	73
14.8	Governing Law; Venue; Waiver of Jury Trial	73
14.9	Binding Effect	74
14.10	Additional Documents and Acts	74
14.11	No Third-Party Beneficiary	75
14.12	Nonrecourse	75
14.13	Successors and Assigns	75
14.14	Specific Performance	75
14.15	Representations and Warranties	76
14.16	Survival of Representations and Warranties; Termination of Covenants	76

Schedules

Schedule A	Membership Interests; Capital Contributions
Schedule B	Total Funding Commitments
Schedule C	Initial Budget
Schedule D	Representations and Warranties

Exhibits

Exhibit A	Joinder Agreement
Exhibit B	Spousal Consent

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of BridgeBioX Pharma, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of August 16, 2024, by and among each of the Persons set forth on Schedule A.

RECITALS

WHEREAS, the Company was formed by BridgeBio, as the sole member, pursuant to and in accordance with the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) by the initial filing of the Certificate of Formation on June 5, 2024, and entered into the original limited liability company agreement of the Company as of June 5, 2024 (the “Existing LLC Agreement”);

WHEREAS, the Company has entered into a Transaction Agreement, dated as of August 16, 2024, pursuant to which BridgeBio Pharma, Inc., a Delaware corporation (“BBIO”), and the Investors have agreed to make certain contributions to the Company and to operate the Company as a joint venture (the “Transaction Agreement”);

WHEREAS, pursuant to the Transaction Agreement, at the closing of the transactions contemplated by the Transaction Agreement (the “Closing”) and concurrent with the execution of this Agreement, (a) BBIO will, or will cause its Subsidiaries to, make contributions of certain assets, liabilities and entities to the Company, (b) each Investor will make cash contributions to the Company and commit to make future cash contributions to the Company, and (c) the Company will (i) admit the Investors as Members, (ii) issue Class A Units to BridgeBio and each Investor as set forth opposite of such Person’s name on Schedule A attached hereto and (iii) amend and restate the Existing LLC Agreement as provided herein; and

WHEREAS, BridgeBioX Management Aggregator, LLC, a Delaware limited liability company (“Management Holdco”), will hold Class B Units on behalf of certain individuals who are directors, officers, employees or service providers of the Company or the Company’s Subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  As used herein, the following terms have the meanings set forth below:

“Act” shall have the meaning set forth in the recitals hereto.

 “Additional Cash Contributions” shall have the meaning set forth in Section 5.1(e)(i).

“Additional Member” shall mean a Person who has acquired newly issued Units directly from the Company after the date hereof and has been admitted as a Member of the Company pursuant to Section 8.4.

“Additional Securities” shall have the meaning set forth in Section 5.4(a).

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, in respect of a Person, (a) any entity or person which directly or indirectly controls, is controlled by or is under common control with such Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person; and for these purposes the term “control” shall mean (i) the right to exercise or cause the exercise of fifty percent (50%) or more of the voting rights of such entity or person, or (ii) the right to exercise management control by agreement. Without limiting the foregoing, an “Affiliate” of a Person that is a limited liability company, a limited partnership or a registered investment company shall include any fund or entity managed by the same manager or managing member or general partner or management company, investment adviser or by an entity controlling, controlled by, or under common control with such manager or managing member, general partner or management company or investment adviser. Notwithstanding the foregoing, (a) the Company or any of its Subsidiaries shall not be deemed or treated as an Affiliate of BBIO, BridgeBio or any Investor and (b) Management Holdco shall not be deemed or treated as an Affiliate of BBIO, BridgeBio or any Investor.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applicable Class B Unit Agreement” shall mean, with respect to any Class B Unit, an agreement between a member of Management Holdco and Management Holdco evidencing an award of the Management Holdco Class B Unit that corresponds to such Class B Unit.

“Applicable Holders” shall have the meaning set forth in Section 5.4(a).

“Applicable Persons” shall have the meaning set forth in Section 4.9(a).

“Article 8 Seller” shall have the meaning set forth in Section 8.11.

“Article 8 Transaction” shall have the meaning set forth in Section 8.11.

“Assignee” shall mean a transferee of Units who has not been admitted as a Substitute Member.

“BBIO” shall have the meaning set forth in the Recitals.

“BBIO Indications” shall mean, collectively, Transthyretin Amyloidosis (ATTR), Autosomal Dominant Hypocalcemia Type 1 (ADH1), Achondroplasia and other skeletal dysplasias, Limb-Girdle Muscular Dystrophy Type 2I (LGMD2I), Congenital Adrenal Hyperplasia (CAH) and  gene therapy method for Tuberous Sclerosis Complex (TSC), and in each case, next generation applications of the foregoing.

“Board” shall have the meaning set forth in Section 4.1(a).

“Board Determined Cash Contributions” shall have the meaning set forth in Section 5.1(e)(i).

“Book Value” shall mean, with respect to any Company asset, the adjusted tax basis of the asset for United States federal income tax purposes, except that (a) the initial Book Value of any property contributed by a Member to the Company (other than cash) shall be the gross Fair Market Value of such property, (b) the Book Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Regulations, except as otherwise provided herein, immediately prior to: (i) the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the date of the Distribution of more than a de minimis amount of Company property (other than a pro rata Distribution) to a Member; (iii) the date of the actual liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); (iv) the date of the acquisition of any additional Units (other than a de minimis Unit) by any new or existing Member as consideration for the performance of services to or for the benefit of the Company; or (v) any other time at which revaluations of property are permitted to be made under Regulations Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (v) above shall be made only if the Board determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members, (c) the Book Value of property distributed to a Member shall be adjusted to equal the Fair Market Value of such property as of the date of such distribution, (d) the Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b) (including any such adjustments pursuant to Regulations Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), clause (v) of the definition of Net Profits and Net Losses or Section 6.1(b)(viii); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (d) to the extent that the Board reasonably determines an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d) and (e) if the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Profits and Net Losses and other items allocated pursuant to Article VI.

“BridgeBio” shall mean BridgeBio Pharma LLC, a Delaware limited liability company (and, as applicable, any of its Permitted Transferees that hold Class A Units).

“Business Day” shall mean any day that is not a Saturday or Sunday or other day on which banks in the States of New York or California are authorized or obligated to be closed.

“Call Notice” shall have the meaning set forth in Section 8.8(b).

“Call Notice Deadline” shall have the meaning set forth in Section 8.8(a).

“Call Price” shall have the meaning set forth in Section 8.8(a).

“Call Right” shall have the meaning set forth in Section 8.8(a).

“Called Units” shall have the meaning set forth in Section 8.8(a).

“Capital Account” shall have the meaning set forth in Section 5.7(a).

“Capital Contribution” shall mean any contribution or deemed contribution of cash or property to the Company made by or on behalf of a Member, as set forth from time to time in the books and records of the Company and as set forth on Schedule A hereto.  Any reference in this Agreement to the Capital Contribution of a Member shall include the Capital Contribution of its predecessor(s) in interest.

“Cause” shall mean the definition of “cause” set forth in a Management Holder’s employment agreement with the Company or any of the Company’s Subsidiaries or other written services agreement with the Company or any of the Company’s Subsidiaries, in each case that has been approved by the Board; provided that, if no such agreement which defines Cause is in effect at the time of determination, Cause shall mean: (a) a Person’s gross negligence or willful misconduct in the performance of his or her duties to the Company or its Affiliates; (b) a Person’s intentional nonperformance (other than due to illness, approved leave or vacation) or material failure to perform his or her duties, or refusal to abide by or comply with the lawful directives of the Board, which action(s) continue for, or have not been cured within, a period of fifteen (15) days after delivery to such Person of written notice of the need to cure or cease; (c) fraud, embezzlement, theft or the misappropriation of funds, money, assets or other property of the Company or any of its Subsidiaries, customers or suppliers by a Person; (d) a Person’s conviction of, or pleas of guilty or  nolo contendere to, a felony or other crime involving moral turpitude; (e) unauthorized use or disclosure by such Person of the Company’s confidential information or trade secrets, which unauthorized use or disclosure causes material harm to the Company; (f)  material breach by such Person of any agreement between such Person and the Company, which breach (i) continues beyond, or has not been cured within, the cure period specified in such agreement (or if no cure period is specified in such agreement, within fifteen (15) days after delivery to such Person of written notice of the need to cure or cease) and (ii) causes material harm to the Company; (g) failure by such Person to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such Person’s cooperation, which failure to cooperate continues for, or has not been cured within, a period of fifteen (15) days after delivery to such Person of written notice of the need to cure; or (g) violation by a Person of any material written policy of the Company or its Affiliates (including any policy regarding sexual harassment or racial or other discrimination) that has been provided or made available to such Person; provided that, if such violation is capable of being cured without resulting in financial or reputational harm to the Company or any of its Affiliates, such Person shall have fifteen (15) days after delivery of written notice of such violation to so cure.

“CEO” shall have the meaning set forth in Section 4.5(b)(ii).

“Certificate of Cancellation” shall mean the certificate required to be filed with the Secretary of State of the State of Delaware pursuant to Section 18-203 of the Act in connection with a dissolution of the Company.

“Certificate of Formation” shall have the meaning set forth in Section 2.1.

“CFO” shall have the meaning set forth in Section 4.5(b)(iii).

“Change of Control” shall mean (a) any transaction or series of transactions immediately following which a Person or Persons acting as a group becomes the beneficial owner of more than fifty percent (50%) of the outstanding Voting Units of the Company or (b) a sale, lease, license or other disposition of all or substantially all of the Company’s assets (including the capital stock or assets of the Company’s Subsidiaries).

“Chosen Courts” shall have the meaning set forth in Section 14.8(b).

“Claims” shall have the meaning set forth in Section 12.2(a).

“Class A Holder” shall mean a Member owning Class A Units, in such Member’s capacity as such.

“Class A Units” shall mean the Class A Units of the Company, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in Sections 5.1(a) and 5.1(b).

“Class B Limit” shall have the meaning set forth in Section 5.1(c).

“Class B Percentage” shall mean, in respect of any Distributions, the product of (x) the Class B Limit multiplied by (y) the quotient of (i) the number of Class B Units that are issued and outstanding as of the relevant determination date and (ii) the total number of Class B Units authorized to be issued.

“Class B Units” shall mean the Class B Units of the Company, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in Sections 5.1(a) and 5.1(c).

“Closing” shall have the meaning set forth in the preamble hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committed Equity Amount” shall have the meaning set forth in Section 5.1(c).

“Company” shall have the meaning set forth in the preamble hereto.

“Company Indications” shall mean, collectively, Erythropoietic Protoporphyria (“EPP”), Alpha-1 antitrypsin deficiency (“A1AT”) and Tuberous Sclerosis Complex (with respect to small molecule method only for Tuberous Sclerosis Complex), and in each case, next generation applications of the foregoing.

“Company Industry Segment” shall have the meaning set forth in Section 4.9(b).

“Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Regulations Section 1.704-2(b)(2).

“Company Offeror” shall mean (a) the Company (including any entity formed in a Conversion Transaction pursuant to Section 9.1), (b) any successor to the Company or any surviving entity resulting from a merger, consolidation or other business combination involving the Company or any wholly owned Subsidiary of the Company, (c) any wholly owned Subsidiary of the Company that is a holding company for all or substantially all of the assets of the Company and its Subsidiaries or (d) any other entity the securities of which are exchanged for Units pursuant to Article IX in anticipation of a Qualified IPO.

“Corporate Opportunity” shall have the meaning set forth in Section 4.9(a).

“Corresponding Direct Management Units” shall have the meaning set forth in Section 8.14.

“Corresponding Management Holdco Unit” shall have the meaning set forth in Section 3.6.

“Covered Persons” means, as applicable, as of any time of determination, (a) a then-current or former Member or Director, (b) an Affiliate of a then-current or former Member or Director, or (c) any then-current or former officer, manager, director, stockholder, partner, member, representative, agent or employee of a then-current or former Member or any of their respective Affiliates, and then-current or former officers, managers, directors, stockholders, partners, members, representatives, agents or employees of such Persons; provided that neither the Company nor its Subsidiaries shall be a Covered Person.

“Cure Period” shall have the meaning set forth in Section 5.2(a).

“Defaulted Cash Contribution Amount” shall have the meaning set forth in Section 5.2(a).

“Defaulting Member” shall have meaning set forth in Section 5.2(a).

“Demand Registration” shall have the meaning set forth in Section 9.3(a).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Fiscal Year, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and for which such difference is being eliminated by use of the “remedial method” pursuant to Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Fiscal Year is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Board in good faith.

“Director” shall have the meaning set forth in Section 4.1(a).

“Disclosure Law” shall mean, as to any Person, any law, statute, treaty, rule or regulation or binding determination of any Governmental Authority or stock exchange, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Distribution” shall mean a transfer of cash, securities or other property by the Company to a Member on account of Units as described in Article VI (including Tax Distributions).

“Distribution Hurdle” shall mean, with respect to each Class B Unit, an amount determined by the Board in good faith and equal to the amount specified as such in the Applicable Class B Unit Agreement for the Management Holdco Class B Unit corresponding to such Class B Unit as may be adjusted by the Board in good faith to account for Capital Contributions, distributions in respect of Units, liquidation of the Company, or other similar events; provided that the Distribution Hurdle with respect to each Class B Unit shall be no less than the amount required to constitute a Profits Interest at the time of issuance.

“Drag-Along Notice” shall have the meaning set forth in Section 8.10(b).

“Drag-Along Portion” shall mean, with respect to any Dragged Member, the product of (a) a fraction, the numerator of which is the number of Units proposed to be sold by the Drag-Along Sellers in a Drag-Along Sale and the denominator of which is the total number of Units then owned by the Drag-Along Sellers and (b) the total number of Units (including Class B Units) that are vested or that will vest in connection with the Drag-Along Sale based upon the price per unit to be received in such Drag-Along Sale held by such Dragged Member.

“Drag-Along Purchaser(s)” shall have the meaning set forth in Section 8.10(a).

“Drag-Along Sale” shall have the meaning set forth in Section 8.10(a).

“Drag-Along Sellers” shall have the meaning set forth in Section 8.10(a).

“Drag-Along Units” shall have the meaning set forth in Section 8.10(b).

“Dragged Member” shall have the meaning set forth in Section 8.10(a).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Event of Dissolution” shall have the meaning set forth in Section 10.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Issuance” shall mean, as applicable, an issuance of equity or debt securities or any securities exercisable for, or convertible or exchangeable into equity or debt securities of the Company or any of its Subsidiaries (a) solely in the case of equity securities, to employees, directors, consultants and/or advisors of the Company or its Subsidiaries who are natural persons directly or pursuant to employee incentive plans, similar benefits programs or other arrangements, including grants to new hires, in connection with promotions or otherwise, in accordance with this Agreement, including the issuance by the Company of any Class B Units or other profits interests or other compensatory grants of Company securities, directly or indirectly through the issuance of Corresponding Management Holdco Units and a related issuance to Management Holdco; (b) issued as acquisition consideration in connection with an acquisition of a business or entity or shares or assets of another Person that has been approved by the Board; (c) upon the exercise, conversion or exchange of securities previously issued in compliance with Section 5.4; (d) in connection with a dividend, split, combination or subdivision of units made on a proportionate basis to all holders of Class A Units; (e) in connection with any recapitalization, reorganization, exchange or reclassification or similar transaction of the Company that has been approved by the Board in which all Class A Units are treated on a proportionate basis; (f) pursuant to, or in connection with, a Drag-Along Sale; (g) pursuant to, or in connection with, a Qualified IPO; (h) that is an issuance by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; and (i) in connection with Additional Cash Contributions pursuant to Section 5.1(e)(i).

“Executive Chair” shall have the meaning set forth in Section 4.5(b)(i).

“Existing LLC Agreement” shall have the meaning set forth in the recitals hereto.

“Fair Market Value” means (i) with respect to any asset as of any given date of determination, the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an “arm’s-length” transaction (without discount for lack of control, minority interests, illiquidity or restrictions on transfer) and (ii) with respect any particular Unit as of any given date of determination, the amount that would be received on account of such Unit if all of the assets of the Company were sold for “Fair Market Value,” as determined in accordance with clause (i) of this definition, and all amounts paid or received upon such sale were distributed to or among the Members in accordance Section 6.4 of this Agreement (for the avoidance of doubt, taking into account any Distribution Hurdle with respect to the Class B Units), in each case, as determined in good faith by the Board.

“Fiscal Year” shall have the meaning set forth in Section 7.4.

“Fully-Exercising Applicable Holder” shall have the meaning set forth in Section 5.4(a).

“Fund Investor” shall have the meaning set forth in Section 14.12.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity and any self-regulatory organization (including in each case any branch, department or official thereof).

“Indemnified Person” shall have the meaning set forth in Section 12.2(a).

“Indirect Management Member” shall have the meaning set forth in Section 8.14.

“Indirect Management Purchase Units” shall have the meaning set forth in Section 8.14.

“Indirect Management Repurchase” shall have the meaning set forth in Section 8.14.

“In-Scope Programs” shall have the meaning set forth in the Transaction Agreement.

“Information Waiver” shall have the meaning set forth in Section 4.9(b)(ii).

“Initial Budget” shall have the meaning set forth in Section 7.5.

“Initial Subscribing Holder” shall have the meaning set forth in Section 5.4(e).

“Investor” shall mean each of (a)(i) Viking Global Opportunities Illiquid Investments Sub-Master LP and (ii) Viking Global Opportunities Drawdown (Aggregator) LP (together with their Affiliates and Permitted Transferees, “Viking”), (b) Patient Square Bravo Aggregator, LP (together with its Affiliates and Permitted Transferees, “Patient Square”), (c)(i) SC US/E GROWTH FUND X MANAGEMENT, L.P. and (ii) SC US/E Venture Fund XVIII Management, L.P. (together with their Affiliates and Permitted Transferees, “Sequoia”), (d)(i) Frazier Life Sciences XI, L.P., (ii) Frazier Life Sciences Public Fund, L.P. and (iii) Frazier Life Sciences Public Overage Fund, L.P. (together with their Affiliates and Permitted Transferees, “Frazier”), (e)(i) Cormorant Private Healthcare Fund IV, LP, (ii) Cormorant Private Healthcare Fund V, LP and (iii) Cormorant Global Healthcare Master Fund, LP (together with their Affiliates and Permitted Transferees, “Cormorant”), (f) Aisling V Bridge Splitter LP (together with its Affiliates and Permitted Transferees, “Aisling”), and (g) Kumar Haldea Revocable Trust (together with its Affiliates and Permitted Transferees, “NK”).

“Investor Member Sell-Down Event” shall mean, with respect to the applicable Investor, a Transfer of more than fifty percent (50%) of the Class A Units acquired by such Investor (inclusive of Class A Units acquired after the Closing in exchange for any Additional Cash Contributions), other than to a Permitted Transferee.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” shall have the meaning set forth in Section 8.1(c).

“Keyman Trigger Event” shall have the meaning set forth in Section 3.7(a).

“Law” shall mean any law, statute, ordinance, rule, regulation, code, judgment, decree, order, award, decision, injunction, settlement, process, ruling, subpoena, verdict or governmental authorization (in each applicable case, whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered into by a Governmental Authority.

“Lien” shall mean any lien, mortgage, lease, easement, servitude, levy, right of way, charge, pledge, security interest, covenant, condition, restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement creating any of the foregoing.

“Liquidity Event” shall mean (a) an Event of Dissolution, (b) a Change of Control or (c) such other extraordinary transaction the Board determines, in its discretion, to be a “Liquidity Event”; it being understood that in no event shall an initial public offering constitute a “Liquidity Event” for any purposes of this Agreement.

“Lock-Up Period” shall have the meaning set forth in Section 8.1(a).

“Losses” shall have the meaning set forth in Section 12.2(a).

“Majority Interest” shall mean, as of any given date, an aggregate Voting Unit Percentage equal to more than fifty percent (50%) on such date.

“Management Holdco” shall have the meaning set forth in the recitals hereto.

“Management Holdco Class B Holder” shall mean any member of Management Holdco owning Management Holdco Class B Units, in such member’s capacity as such.

“Management Holdco Class B Unit” shall mean the Class B Units of Management Holdco, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in the Management Holdco Operating Agreement.

“Management Holdco Operating Agreement” shall mean the limited liability company agreement of Management Holdco, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof.

“Management Holder” shall mean any (a) director, officer, employee or service provider of the Company or any of its Subsidiaries for such time as such director, officer, employee or service provider is a holder of Management Holdco Class B Units or Corresponding Management Holdco Units or (b) other Person that holds Corresponding Management Holdco Units.

“Management Repurchase Closing” shall have the meaning set forth in Section 8.8(c).

“Mandatory Cash Contributions” shall have the meaning set forth in Section 5.1(e)(i).

“Member” shall mean each Person listed as a member on Schedule A hereto as of the date hereof, and each other Person that is an Additional Member or Substitute Member, in each case, and in the case of a Substitute Member, so long as constituting one hereunder.

“Member Minimum Gain” shall mean “partner nonrecourse debt minimum gain,” as determined under Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” shall mean “partner nonrecourse debt,” as set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions” as set forth in Regulations Section 1.704-2(i).  The amount of Member Nonrecourse Deductions shall be determined as set forth in Regulations Section 1.704-2(i).

“Member Related Parties” shall have the meaning set forth in Section 14.12.

“Member’s Quarterly Estimated Tax Amount” shall mean for any fiscal quarter, the excess (if any) of (x) the product of (I) ¼ in the case of the first fiscal quarter of the Fiscal Year, ½ in the case of the second fiscal quarter of the Fiscal Year, ¾ in the case of the third fiscal quarter of the Fiscal Year and 1 in the case of the fourth fiscal quarter of the Fiscal Year and (II) the Tax Distribution Amount for such Fiscal Year over (y) all prior distributions paid to such Member pursuant to Section 6.4 or Section 6.6 with respect to all prior fiscal quarters of such Fiscal Year.

“Minimum Return Condition” shall have the meaning set forth in Section 8.10(a).

“Net Profits” and “Net Loss” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)          any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

(ii)       any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

(iii)        income, gain or loss resulting from any disposition of Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(iv)        in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Book Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

(v)         to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a Distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(vi)       in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vii)       any items that are allocated pursuant to Section 6.1(b) shall not be taken into account in computing Net Profits and Net Losses.

“Non-Exercised Securities” shall have the meaning set forth in Section 5.4(a).

“Nonrecourse Debt” shall mean a “nonrecourse liability” as set forth in Regulations Section 1.704-2(b)(3).

“Nonrecourse Deductions” shall mean “nonrecourse deductions,” as set forth in Regulations Sections 1.704-2(b) and 1.704-2(c).  The amount of Nonrecourse Deductions shall be determined as set forth in Regulations Sections 1.704-2(b) and 1.704-2(c).

“Non-Transferring Members” shall have meaning set forth in Section 8.7(a).

“Observer” shall have the meaning set forth in Section 4.1(g).

“Offer” shall have the meaning set forth in Section 5.4(a).

“Offered Tag Units” shall have the meaning set forth in Section 8.9(a).

“Offered Units” shall have the meaning set forth in Section 8.7(a).

“Other Preemptive Rights Holder” shall have the meaning set forth in Section 5.4(e).

“Participating Class B Unit” shall have the meaning set forth in Section 6.5(a).

“Participation Notice” shall have the meaning set forth in Section 5.4(a).

“Percentage Interest” shall mean, as of any date of determination with respect to each Member, the percentage determined by dividing the number of Units held by such Member as of such date by the aggregate number of Units held by all Members as of such date (with Class A Units and Class B Units treated equally for this purpose); provided, however, that no Class B Unit shall be included in calculating “Percentage Interest” (either in the numerator or the denominator) until such time as it becomes a Participating Class B Unit.

“Permitted Transfer” shall have the meaning set forth in Section 8.1(e).

“Permitted Transferee” shall mean (a) in the case of a Member who is a natural Person, such Member’s spouse or issue, including adopted children, or a trust for the exclusive benefit of such Member’s spouse or issue and (b) in the case of a Member which is not a natural Person, such Member’s Affiliates; provided, however, that such Affiliates shall continue at all times to be Affiliates of the Member that makes such Transfer; provided further that (x) the Permitted Transferee of a Member who became a Member by virtue of being a Permitted Transferee must be a Permitted Transferee of the individual or entity who originally made the transfer of such interests in the first instance and (y) any direct or indirect Transfer of interests (including equity or beneficiary interests) of a Permitted Transferee which became a Member must not result in such Permitted Transferee ceasing to be a Permitted Transferee of the individual or entity who originally made the transfer of such interests in the first instance.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity.

“Preemptive Portion” shall mean an amount equal to (x) the number of Additional Securities proposed to be issued multiplied by (y) a fraction, the numerator of which is the number of Class A Units held by the Applicable Holder and their Permitted Transferees and the denominator of which is the number of then issued and outstanding Class A Units.

“Preemptive Right” shall have the meaning set forth in Section 5.4(a).

“Preemptive Right Period” shall have the meaning set forth in Section 5.4(a).

“Preemptive Securities” shall have the meaning set forth in Section 5.4(e).

“Price Per Unit” shall have the meaning set forth in Section 5.1(e)(i).

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the interest rate published from time to time in The Wall Street Journal and designated therein as the prime rate.

“Priority Return” shall mean eight percent (8%) per annum on the Unreturned Capital of the Class A Holders; provided that the Priority Return on any particular amount of such Unreturned Capital shall be calculated commencing from the applicable contribution date of such amount of Unreturned Capital.

“Pro Rata Share” shall have the meaning set forth in Section 8.11(a)(i).

“Profits Interest” shall mean an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures.

“Qualified IPO” shall mean an initial bona fide underwritten public offering and sale of Units (or other equity securities of the Company or any Company Offeror) pursuant to an effective registration statement (other than on Form S-4, S-8 or comparable form) filed under the Securities Act of 1933, as amended, pursuant to which securities are to be listed on a national securities exchange or other public listing on an accredited exchange, whether by way of direct listing, merger with a special purpose acquisition vehicle or similar transaction.

“Registration” shall have the meaning set forth in Section 9.3(b).

“Regulations” shall mean the U.S. Treasury Regulations.

“Related Party” shall mean any Member (or an Affiliate of a Member) or any Person in which any Member (or an Affiliate of a Member) holds an interest or any employee, officer, director, general partner, managing director, manager, principal or controlling equityholder of the foregoing.

“Related Party Transaction” shall mean any transaction between the Company or one of its Subsidiaries, on the one hand, and any Related Party, on the other hand (for the avoidance of doubt, excluding any transaction expressly provided for pursuant to the Transaction Agreement).

“Representatives” shall have the meaning set forth in Section 14.3.

“Reversion Rights” shall have the meaning set forth in Section 4.11.

“ROFO Acceptance Notice” shall have the meaning set forth in Section 8.7(c).

“ROFO Acceptance Period” shall have the meaning set forth in Section 8.7(c).

“ROFO End Period” shall have the meaning set forth in Section 8.7(e).

“ROFO Election Period” shall have the meaning set forth in Section 8.7(b).

“ROFO Offer” shall have the meaning set forth in Section 8.7(b).

“ROFO Portion” shall have the meaning set forth in Section 8.7(b).

“ROFO Sale Notice” shall have the meaning set forth in Section 8.7(a).

“ROFO Terms” shall have the meaning set forth in Section 8.7(a).

“Sale Notice” shall have the meaning set forth in Section 8.9(b).

“Sanctioned Party” shall mean any Person: (a) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (which as of the date of this Agreement include Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine (“Restricted Countries”)); (b) 50% or more owned or controlled by the government of a Restricted Country; or (c) (i) designated on a sanctioned parties list administered by the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List (collectively, “Designated Parties”); or (ii) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such Person is are prohibited pursuant to applicable Sanctions.

“Sanctions” shall mean economic sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury, His Majesty’s Treasury, the European Union and the Bureau of Industry Security of the U.S. Department of Commerce, and any sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, and the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 and the U.S. National Defense Authorization Act of 2013, all as amended, and any executive order, directive or regulation pursuant to the authority of any of the foregoing.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Spousal Consent” shall have the meaning set forth in Section 8.1(c).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association or other entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, joint venture, association or other entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, joint venture, association or other entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, joint venture, association or other entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, joint venture, association or other entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substitute Member” shall mean an Assignee who has been admitted to all of the rights of membership pursuant to Section 8.3(b) or Section 8.5.

“Suspension Period” shall have the meaning set forth in Section 3.7(b).

“Tag-Along Election Notice” shall have the meaning set forth in Section 8.9(b).

“Tag-Along Period” shall have the meaning set forth in Section 8.9(b).

“Tag-Along Portion” shall have the meaning set forth in Section 8.9(a).

“Tag-Along Purchaser(s)” shall have the meaning set forth in Section 8.9(a).

“Tag-Along Right” shall have the meaning set forth in Section 8.9(a).

“Tag-Along Rightholder” shall have the meaning set forth in Section 8.9(a).

“Tag-Along Sale” shall have the meaning set forth in Section 8.9(a).

“Tag-Along Seller” shall have the meaning set forth in Section 8.9(a).

“Tagging Member” shall have the meaning set forth in Section 8.9(b).

“Tax Audit” shall have the meaning set forth in Section 7.3(e).

“Tax Distribution Amount” shall mean, for a given Member for a given fiscal quarter, the product of (a) the excess of (1) the net taxable income or gain of the Company that is expected to be allocated to a Member (taking into account any items of taxable income or gain, and associated allocations under Section 704(c) of the Code, and any tax basis adjustments applicable to such Member pursuant to Section 754 of the Code) during the entire Fiscal Year that includes the applicable fiscal quarter, as estimated by the Board in its sole discretion, over (2) the cumulative net taxable losses (taking into account any items of taxable loss or deduction, and associated allocations under Section 704(c) of the Code, and any tax basis adjustments applicable to such Member pursuant to Section 754 of the Code) allocated to such Member for prior Fiscal Years and not previously applied to reduce such Member’s Tax Distribution Amount and available to offset such taxable income (taking into account any applicable limitations on the deductibility of capital losses and state and local taxes), multiplied by (b) the Tax Rate applicable to the Fiscal Year that includes such fiscal quarter.

“Tax Distributions” shall have the meaning set forth in Section 6.6.

“Tax Rate” shall mean the sum of the highest applicable U.S. federal, state and local income tax rate applicable to the taxable income of an individual or corporation (whichever is higher) resident in Palo Alto, California, taking into account the character of such income, gain or loss (e.g., capital gains or losses, dividends, ordinary income, etc.) and, if applicable, the deductibility of state and local income taxes for U.S. federal income tax purposes during each applicable Fiscal Year.

“Tax Return” shall mean any return, election, declaration, report, schedule, document or statement, including any amendments or attachments thereof, which are submitted to, or required to be submitted to, any Governmental Authority with respect to taxes.

“Termination” shall mean, with respect to any Management Holder, such Management Holder’s termination of employment or service (including as a director or officer) with the Company or any of its Subsidiaries for any reason or no reason.

“Total Funding Commitments” shall have the meaning set forth in Section 5.1(e)(i).

“TSA” means the Transition Services Agreement by and between BridgeBio Services, Inc., a Delaware corporation, on the one hand, and the Company, on the other hand, dated as of the date hereof.

“Transaction Agreement” shall have the meaning set forth in the recitals hereto.

“Transfer” shall mean any direct or indirect (including by way of transfers of equity interests in a Member (if such Member is an entity)), synthetic, voluntary or involuntary sale, donation, contribution, assignment, transfer, grant of participation in or reference under a derivatives contract or any other arrangement, pledge, mortgage, encumbrance or other disposition, whether in whole or in part, by operation of law or otherwise, except, with respect to any Investor, a sale, transfer, pledge, assignment, creation of an encumbrance or other disposition in a secondary transaction by a limited partner of an investment fund or other vehicle that is an Affiliate of the Investor shall not be deemed a “Transfer” hereunder.

“Transferring Member” shall have the meaning set forth in Section 8.7(a).

“Undersubscription Notice” shall have the meaning set forth in Section 5.4(a).

“Unit Consideration” shall have the meaning set forth in Section 5.1(e).

“Units” shall have the meaning set forth in Section 5.1(a).

“Unrelated Party Transfer” shall have the meaning set forth in Section 8.7(a).

“Unreturned Capital” shall mean, as to any holder of Class A Units, the Capital Contributions made in respect of such Class A Units, decreased by the applicable aggregate amounts distributed to such holder in respect of such Class A Units pursuant to Section 6.4(a), as applicable.

“Unvested Class B Unit” shall mean, on any date of determination, any Class B Unit held by a Member that is not a Vested Class B Unit.

“Vested Class B Unit” shall mean, on any date of determination, any Class B Unit that corresponds to a Management Holdco Class B Unit that is “vested” in accordance with the Applicable Class B Unit Agreements applicable to such Management Holdco Class B Unit.

“Voting Unit Percentage” shall mean, with respect to any Member holding Voting Units as of a specified date, the percentage determined by dividing (a) the aggregate number of Voting Units held by such Member as of such date, by (b) the aggregate number of issued and outstanding Voting Units as of such date.

“Voting Units” shall mean the Class A Units, together with any other class of Units issued after the date hereof that the Board designates as Voting Units; provided that Class B Units shall not be entitled to any voting rights.

“Warrantor” shall have the meaning set forth in Section 14.15.

1.2          Interpretive Provisions.  Unless the express context otherwise requires:

(a)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)          terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)          the terms “dollars” and “$” mean U.S. dollars;

(d)          references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)          wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)          references herein to any gender shall include each other gender;

(g)          references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)          references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)          with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j)          references herein to any Act, Law or Disclosure Law shall be deemed to refer to such Act, Law or Disclosure Law, as the case may be, as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k)          the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(l)          if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II
THE LIMITED LIABILITY COMPANY

2.1       Formation.  The Company has been formed as a limited liability company pursuant to the provisions of the Act.  A Certificate of Formation for the Company (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.  The Company and, if required, each of the Members shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the Laws of the State of Delaware and as may be necessary in order to protect the liability of the Members as members under the Laws of the State of Delaware.

2.2       Name.  The name of the Company shall be “BridgeBioX Pharma, LLC”, and its business shall be carried on in such name with such variations and changes as the Board shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

2.3          Business Purpose.  The Company is formed for the purpose of holding capital stock of any Subsidiary and any activities incidental to such enumerated purposes and to engage in such other businesses or activities as the Board may determine.

2.4          Registered Office and Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act will initially be the office and the agent so designated on the Certificate of Formation.  The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the determination of the Board.

2.5          Term.  The term of the Company commenced on the date of filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to Article X.

2.6          Company Powers.  The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary, advisable, incidental or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

2.7          Business Transactions of a Member or Director with the Company.  Subject to Section 4.3 and Section 4.10 (as applicable), a Member or Director may transact business with the Company and, subject to applicable Law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member or a Director.

2.8          Principal Place of Business.  The principal place of business of the Company shall be at such location as the Board may from time to time select.

2.9          Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company, and no real or other property of the Company shall be deemed to be owned by any Member individually.  The Units of the Members in the Company shall constitute personal property.

 ARTICLE III
THE MEMBERS

3.1          The Members.  The name, address, number and type of Units and Voting Unit Percentage and the Capital Contribution of each Member is set forth on Schedule A hereto, as such Schedule may be amended from time to time to reflect the admission of any Additional Members or Substitute Members, the acquisition of additional Units by any Member (including with respect to Additional Cash Contributions), and the transfer, repurchase, forfeiture or exchange of Units, each as permitted or required by the terms of this Agreement.

3.2          Member Meetings.

(a)          Actions by the Members; Meetings.  Except as expressly contemplated by this Agreement or required by applicable Law, the approval or consent of the Members shall not be required in order to authorize the taking of any action by the Company and/or the Board. The Members may vote, approve a matter or take any action by the vote of the Members holding Voting Units entitled to vote at a meeting, in person or by proxy, or without a meeting by the written consent of the Members pursuant to Section 3.2(b).  Meetings of the Members may be called by the Board or the Members holding a Majority Interest and shall be held upon not less than two (2) Business Days nor more than sixty (60) days’ prior written notice of the time and place of such meeting delivered to each holder of Voting Units in the manner provided in Section 14.2.  Notice of any meeting may be waived by any Member before or after any meeting.  Meetings of the Members may be conducted in person or by conference telephone, videoconference or webcast facilities.  Members holding Class B Units shall not, in respect of any such Class B Units, be entitled to vote on any matter, nor shall they be entitled to notice of, or to attend, any meeting of the Members.

(b)          Action by Written Consent.  Any action required or permitted to be taken at any meeting of Members may be taken by the Members without a meeting if authorized by the written consent of the Members holding Voting Units sufficient to approve such action pursuant to the terms of this Agreement.  In no instance where action is authorized by written consent will a meeting of the Members be required to be called or notice be required to be given; provided that the Members entitled to vote but not executing the written consent shall be provided with copies of any executed written consent with respect to any action taken by written consent promptly following the execution thereof.  Electronic mail or similar transmission by a Member, or a photographic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section 3.2(b).

(c)          Quorum; Voting.  For any meeting of the Members, the presence in person or by proxy of the Members owning Voting Units representing at least a Majority Interest shall constitute a quorum for the transaction of any business.  With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of Members entitled to vote is required by the nonwaivable provisions of the Act (if any) or by this Agreement (including in Section 4.10), the affirmative vote of the Members holding a Majority Interest at a meeting of Members at which a quorum is present shall be the act of the Members.

3.3          Liability of Members.  All debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

3.4          Power to Bind the Company.  No Member (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.

3.5          Pass-Through Rights and Obligations.

(a)          Management Holdco is a special purpose investment vehicle through which its members indirectly own Class B Units.  In furtherance of the foregoing, the Members hereby acknowledge and agree that it is their intent that the Management Holdco Class B Holders have the same rights and obligations as they would if they held the Class B Units owned by Management Holdco directly in the same number of Management Holdco Class B Units they own directly.  Accordingly, for purposes of this Agreement: (1) the Class B Units held by Management Holdco shall, at any time, together with the rights and obligations set forth in the Management Holdco Operating Agreement, give each holder of Management Holdco Class B Units the same rights and obligations that they would have if they were admitted directly to the Company holding a number of Class B Units in the Company equal to the Management Holdco Class B Units, that such holder owns at such time; and (2) each such Management Holdco Class B Holder will be treated as a Management Holder for purposes of this Agreement.  In implementing the foregoing stated intent in this Section 3.5 and in order to determine equitably the rights and obligations of the Company and the Members, the Company shall treat each member of Management Holdco for all applicable purposes of this Agreement as if such member of Management Holdco were a Member holding Class B Units as provided in the immediately preceding sentence of this Section 3.5 and, without limiting the foregoing, the provisions of, with respect to Management Holders, Section 8.1, Section 8.8, Section 8.10, Section 8.11 (with respect to Dragged Member provisions only), Section 14.3, and Article IX shall apply mutatis mutandis to the Management Holdco Operating Agreement as if they were incorporated therein, with any reasonable modifications as the Board deems necessary to give effect to this Section 3.5.

(b)          This Section 3.5 is not intended to result in any Person being treated as a “partner” of the Company for U.S. federal income tax purposes if such Person would not otherwise be so treated, including any Management Holdco Class B Holder, and this Section 3.5 shall be interpreted and applied consistent with this intent.

3.6          Corresponding Management Holdco Units.  It is the intent of the Company that, upon issuance of each Class B Unit or other class of Unit owned by Management Holdco, a corresponding Management Holdco Class B Unit or such other class of Unit (the “Corresponding Management Holdco Unit”) shall be issued by Management Holdco.  Furthermore, it is the intent of the Company that, upon the forfeiture, repurchase or other termination of any Corresponding Management Holdco Unit, the Company will cancel the corresponding Class B Unit issued to the Management Holdco in respect of such Corresponding Management Holdco Unit.  Without limiting Section 3.5, if the Company shall make any subdivision (by any Unit split, Unit dividend or distribution, reclassification, reorganization, recapitalization, exchange or otherwise) or combination (by reverse Unit split, reclassification, reorganization, recapitalization, exchange or otherwise) of any Class B Units or other class of Units owned by Management Holdco, Management Holdco shall make corresponding equitable adjustments to the Corresponding Management Holdco Units, as applicable. Management Holdco hereby agrees to take, or cause to be taken, all actions necessary or advisable in order to give effect to this Section 3.6.

3.7          Keyman Trigger Event.

(a)          As used herein, the term “Keyman Trigger Event” shall mean, the occurrence prior to eighteen (18) months following the Closing of Neil Kumar voluntarily resigning from his Executive Chair position with the Company such that he no longer serves in any officer capacity with the Company or any of its Subsidiaries, except as a result of actions taken by the Board or the Investors.

(b)          If a Keyman Trigger Event occurs, then the Member or Members (excluding BBIO and any of its Affiliates or Permitted Transferees for purposes of this Section 3.7(b)) representing at least a majority of the issued and outstanding Voting Units (which majority must include each of (i) Viking, for so long as the Voting Unit Percentage of Viking is at least twenty percent (20%) and (ii) Patient Square, for so long as the Voting Unit Percentage of Patient Square is at least twenty percent (20%)) shall have the right, subject to the terms hereof, by delivery of a written notice to the Company to require that the Company immediately suspend any unfunded Additional Cash Contributions by the Investors for a period of at least ninety (90) days (the “Suspension Period”). The Company shall promptly notify each Investor of such suspension. The Suspension Period shall terminate if, at any time during the Suspension Period, a replacement is appointed for Neil Kumar; provided that any such replacement must be approved by the Member or Members representing at least a majority of the issued and outstanding Voting Units (which majority must include each of (i) Viking, for so long as the Voting Unit Percentage of Viking is at least twenty percent (20%) and (ii) Patient Square, for so long as the Voting Unit Percentage of Patient Square is at least twenty percent (20%)); provided, further, that Viking, Patient Square and BridgeBio shall reasonably cooperate with the Company during the Suspension Period to consider in good faith a replacement for Neil Kumar. Any successor to Neil Kumar approved by the Board and the requisite Member or Members necessary to declare a Suspension Period at such time pursuant to this Section 3.7(b) shall be deemed to be the subject to the “Keyman Trigger Event” definition and Neil Kumar shall no longer be considered the subject of the “Keyman Trigger Event” definition.

(c)          During the thirty (30) day period after the Suspension Period, the Member or Members representing at least a majority of the issued and outstanding Voting Units (which majority must include each of (i) Viking, for so long as the Voting Unit Percentage of Viking is at least twenty percent (20%) and (ii) Patient Square, for so long as the Voting Unit Percentage of Patient Square is at least twenty percent (20%)) shall have the right by delivery of a written notice to the Company during such period to require that the Company initiate a liquidation of the Company and its assets (subject to compliance with the Reversion Rights).

ARTICLE IV
THE BOARD AND OFFICERS
4.1          Management by the Board of Directors.

(a)          General.  Subject to Section 4.10 and other terms of this Agreement, the business and affairs of the Company shall be managed, operated, and controlled by and under the direction of the board of managers (the “Board”) (and not the Members), and the Board (and not the Members) shall be responsible for policy setting, approving the overall direction of the Company, and making all decisions affecting the business and affairs of the Company.  The Board shall have and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement and the Act.  It is the intent of the parties hereto that each manager of the Company (each a “Director”) shall be deemed to be a “manager” of the Company (as defined in Section 18-101(12) of the Act) for all purposes under the Act.  The Board shall consist of the number of Directors from time to time as may then be designated in accordance with Section 4.1(b) below.  Each Director shall hold office until his or her successor shall have been appointed and qualified or until his or her earlier resignation, removal, death or disability.

(b)          Composition of the Board.  Subject to the terms of this Section 4.1(b), the Board shall initially consist of four (4) Directors, designated as follows:

(i)          so long as the Investor Member Sell-Down Event in respect of Viking has not occurred, Viking shall be entitled to separately designate, in its sole discretion, one (1) Director, who shall initially be Eric Aguiar;

(ii)          so long as the Investor Member Sell-Down Event in respect of Patient Square has not occurred, Patient Square shall be entitled to separately designate, in its sole discretion, one (1) Director, who shall initially be James Momtazee;

(iii)          so long as the Investor Member Sell-Down Event in respect of NK has not occurred, NK shall be entitled to separately designate, in its sole discretion, one (1) Director, who shall initially be Neil Kumar; and

(iv)          Richard Scheller.

(c)          Indemnification.  The Company shall enter into an indemnification agreement with each Director, in customary form and substance acceptable to the Company and reasonably acceptable to the Board.

(d)          Removal.  A Director may only be removed from the Board by (i) the applicable Person entitled to appoint such Director pursuant to Section 4.1(b), with or without cause, or (ii) if there is no appointment right or if such applicable Person is no longer entitled to appoint such Director pursuant to Section 4.1(b) as a result of an Investor Member Sell-Down Event, then by approval of all of the other Directors on the Board.

(e)          Vacancies.  If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any Director, a designee shall be appointed to fill such vacancy or vacancies by (i) the Person entitled to appoint such Director pursuant to Section 4.1(b) or (ii) if there is no appointment right or if such Person is no longer entitled to appoint such Director pursuant to Section 4.1(b) as a result of an Investor Member Sell-Down Event, then by approval of all of the Directors on the Board.

(f)          Compensation.  Except for the payment of salaries, benefits, and other compensation to those Directors who are employees of the Company or one of its Subsidiaries and except for the reimbursement of expenses as provided in Section 4.2(g), no compensation shall be paid to any Director for serving as a Director of the Company or any of its Subsidiaries or any committee thereof, unless otherwise approved by the Board.

(g)          Observers.  With respect to (i) each of BBIO, Viking, Patient Square and Frazier, for as long as the Voting Unit Percentage of BBIO, Viking, Patient Square or Frazier, as applicable, is at least five percent (5%), each of BBIO, Viking, Patient Square and Frazier, as applicable, shall be entitled to designate one (1) non-voting Board observer and (ii) Cormorant, for so long as the Investor Member Sell-Down Event in respect of Cormorant has not occurred, Cormorant shall be entitled to designate one (1) non-voting Board observer (each, an “Observer”). The Observers shall be provided copies of all documents as and when given to the Directors and shall be invited to attend any meeting of the Directors (and the Company shall provide the Observers with written notice of any such meeting as and when notice is given to the Directors), except that any such Observer may be excluded from the portion of any meeting of the Board and shall not be entitled to receive any materials or minutes of such meeting or relating to any written consent of the Board, in each case, to the extent necessary to maintain the attorney-client privileged status of such discussion or materials, as reasonably determined by the other members of the Board in good faith.  No Observer shall have the right to vote on any matter that comes before the Board.  Any Observer may be removed or replaced by the Member that has the right to appoint such observer, for any reason or no reason.

(h)          Confidentiality Agreement.  Each Director and Observer shall be required to enter into a customary confidentiality agreement with the Company.

4.2          Meetings of the Board.

(a)          Frequency.  Subject to Section 4.2(c), the Board shall meet at such times and at such places as may be necessary for the Company’s business, as determined by the Board.

(b)          Quorum.  The presence of all of the Directors then in office and entitled to vote shall constitute a quorum at any meeting of the Board.  If a quorum is not present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If a Director is not present at two (2) consecutive meetings for which notice was duly given in accordance with the terms hereof, then the presence of such Director shall no longer be required to constitute quorum in the subsequent meeting following such two (2) consecutive adjourned meetings.

(c)          Notice; Waiver of Notice.  The Board shall meet at such times as may be necessary for the Company’s business on at least forty-eight (48) hours’ prior written notice from any Director to each Director including the time and place of such meeting, unless the person calling the meeting determines that shorter notice is necessary or appropriate to discuss matters requiring prompt action.  Notice of any Board meeting may be waived by any Director either before or after such meeting.

(d)          Required Vote.  Each Director shall be entitled to one vote.  All actions of the Board shall require the affirmative vote of a majority of the Directors at a duly called meeting at which a quorum is present.  Any reference in this Agreement to the affirmative vote of a majority of the Directors shall be deemed to mean a majority of the votes cast by all Directors.

(e)          Meetings.  Meetings of the Board (including, any committees thereof) may be conducted in person or by conference telephone, videoconference facilities, or other communications equipment by means of which all the persons participating in the meeting can hear and communicate with each other at the same time.  Each Director shall be entitled to participate in any meeting of the Board (whether or not conducted in person) by telephone.

(f)          Action by Written Consent.  Subject to Section 4.10, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all Directors consent thereto in writing (including by use of electronic portable document format (.pdf), DocuSign or other equivalent alternatives).

(g)          Reimbursement.  The Company or one of its Subsidiaries shall reimburse each Director and Observer for the reasonable and documented out-of-pocket travel and accommodation costs incurred by such Director or Observer to attend meetings of the Board or a committee thereof or the board of directors (or similar governing body) of a Subsidiary of the Company.

4.3          Certain Board Approval Rights.

(a)       Prior to a Qualified IPO, the Company shall not take, and shall cause each of its Subsidiaries not to take, any of the following actions without (in addition to any approval required pursuant to Section 4.10 and Article XIII (to the extent applicable)) the prior written consent or approval of a majority of the entire Board:

(i)          approve any Related Party Transaction, except for any Member’s exercise of Preemptive Rights described in Section 5.4;

(ii)          approve or pay any dividends, Distributions or repurchases of Units or other equity securities, other than (A) Tax Distributions pursuant to Section 6.6 or (B) repurchases of Units or other equity securities held by directors, officers, employees or other service providers of the Company or any of its Subsidiaries pursuant to Article VIII of this Agreement and/or the Board-approved terms applicable to such Units or other equity securities, including under any Applicable Class B Unit Agreement, in each case, at a purchase price that is no greater than the applicable Call Price as determined in accordance with Section 8.8 of this Agreement;

(iii)          amend, modify, terminate or repeal the Certificate of Formation, this Agreement or any of the other organizational documents of the Company or any of its Subsidiaries;

(iv)          approve any merger or other business combination or consolidation with any other Person or the sale, disposal, transfer or licensing of any material assets or businesses of the Company or its Subsidiaries, in each case, except (A) in accordance with the sale rights described in Section 8.10 or (B) in connection with a liquidation following a Suspension Period pursuant to Section 3.7(c);

(v)          appoint, dismiss or replace the CEO, CFO or any other senior management executive with an annual base salary in excess of $500,000;

(vi)          dissolve, liquidate, wind up or terminate the legal existence of the Company or any of its Subsidiaries (or, in each case, take any steps thereto) or commence a voluntary proceeding seeking reorganization or other similar relief, including distributing assets upon any such event, making any arrangement with creditors generally, appointing a receiver or administrator or filing for bankruptcy or similar protection under applicable Law, except in connection with a liquidation following a Suspension Period pursuant to Section 3.7(c);

(vii)          change the composition or size of the Board; provided, that any change to the composition or size of the Board that would adversely affect the Board designation rights of any Member shall also require approval of such affected Member; provided, further, that any increase to the size of the Board shall be deemed to adversely affect each Member with Director designation rights;

(viii)          create or make changes to the composition or size of any committees of the Board;

(ix)          acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets, securities or any business, corporation, partnership, association or other business organization or division thereof, in any such case with a value in excess of $10,000,000;

(x)          other than pursuant to Article IX, approve any initial bona fide underwritten public offering and sale of equity interests of any Subsidiary of the Company pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, pursuant to which securities are to be listed on a national securities exchange or other public listing on an accredited exchange, whether by way of direct listing, merger with a special purpose acquisition vehicle or similar transaction;

(xi)          subject to Section 4.3(b)(i), issue any Units or other equity securities of the Company or any of its Subsidiaries;

(xii)          make any capital calls, including pursuant to Section 5.1(e)(i), subject to the Mandatory Cash Contributions;

(xiii)          commence or settle any litigation where the amount in controversy is reasonably expected to be in excess of $3,000,000 or where such litigation or settlement could result in a material reputational impact or result in materially impairing the operations of the Company or any of its Subsidiaries or other material equitable remedy against the Company or any of its Subsidiaries;

(xiv)          incur any indebtedness or issue any debt securities;

(xv)          establish or amend any incentive equity plan, or issue any incentive equity (other than (A) the issuance of Class B Units up to the Class B Limit or (B) the issuance of any incentive equity of any Subsidiary of the Company representing up to fifteen percent (15%) of the fully diluted equity interests of such Subsidiary (including any equity incentive interests outstanding as of the Closing)), pension plan or other material benefit plan;

(xvi)          approve the annual budget and business plan of the Company (and any material deviations therefrom);

(xvii)          approve any material change in the Company’s or any of its Subsidiaries’ respective businesses (including introducing, discontinuing or materially modifying any line of business);

(xviii)          appoint or remove the Company’s auditors;

(xix)          enter into, amend or terminate any contracts or series of related contracts with a contract value in excess of $3,000,000 or that would impose restrictions on the ability of the Company or any of its Subsidiaries to freely conduct business;

(xx)          except in accordance with Section 8.10, approve any split, combination, recapitalization or reclassification of Units or other equity securities of the Company or any of its Subsidiaries;

(xxi)          enter into, amend or terminate any material insurance policies;

(xxii)          enter into, amend or terminate any joint venture or partnership; and

(xxiii)          approve the issuance of any incentive equity of any Subsidiary of the Company to any holder of a Corresponding Management Holdco Unit, other than pursuant to any anti-dilution rights granted to Charles Homcy with respect to Sub21, Inc. in existence on the date hereof.

(b)          Notwithstanding anything to the contrary herein:

(i)          the Company shall have the right, in its sole discretion and without approval of the Board and at the direction of the senior management, to make issuances of (x) Class B Units to Management Holdco for further issuance of Management Holdco Class B Units to directors, officers, employees or scientific or medical consultants of the Company or any of its Subsidiaries or members of the Investment Committee or individuals providing services pursuant to the TSA, in each case, in accordance with Article V of this Agreement and (y) subject to Section 4.3(a)(xxiii), equity securities of any Subsidiary of the Company to directors, officers, employees or scientific or medical consultants of such Subsidiary or members of the Investment Committee or individuals providing services pursuant to the TSA representing up to fifteen percent (15%) of the fully diluted equity interests of such Subsidiary (including any equity incentive interests outstanding as of the Closing);

(ii)          with respect to any Related Party Transaction, the applicable Director designated by a potentially conflicted Member shall recuse themselves from the Board approval of such Related Party Transaction, except for (A) reimbursement of expenses as provided in Section 4.2(g) or (B) issuance of Units or other equity interests or debt securities in accordance with the terms of this Agreement; and

(iii)          issuance of any Units or other equity securities of the Company or any of its Subsidiaries in connection with an equity capital raise (excluding equity consideration issued in connection with an acquisition of a business or entity or shares or assets of another Person) from any Person shall require approval of each Investor that has outstanding Additional Cash Contributions commitments (other than an Investor that fails or has failed to make an Additional Cash Contribution when due), except with respect to issuances of any Units or other equity securities pursuant to Section 5.1(e) or Section 5.4.

4.4          Power to Bind Company.  No Director (acting in his or her capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement.

4.5          Delegation of Authority; Officers. Subject to Section 4.10, the Board shall have the authority to appoint and terminate officers of the Company and the Board shall take all necessary actions to cause such appointment or termination of such officers. The Board shall have the authority to retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

(a)          General.

(i)          The officers of the Company shall initially include an Executive Chair and President and may include a CEO and CFO and other officers the Board may from time to time appoint. Any number of offices may be held by the same person, unless otherwise prohibited by Law. The officers of the Company need not be Members of the Company nor, except in the case of the Executive Chair, need such officers be Directors of the Company.

(ii)          Subject to Section 4.10, the officers of the Company shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board, and all officers of the Company shall hold office until their successors are chosen, or until their earlier death, disability, resignation or removal. Subject to Section 4.10, any officer elected by the Board may be removed at any time, with or without Cause, by the affirmative vote of the Board. Subject to Section 4.10, any vacancy occurring in any office of the Company shall be filled by the Board. The Board may delegate such duties to any such officers or other employees, agents and consultants of the Company as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

(iii)          The Board shall delegate the day-to-day operation of the Company to officers, including to elect or appoint any other officer.

(b)          Officers.

(i)          Executive Chair. So long as Neil Kumar continues to serve on the Board, Neil Kumar shall act as an Executive Chair of the Board (“Executive Chair”) and preside at all meetings of the Board. The Executive Chair may serve as institutional representative of the Company before private and public third parties, but shall not have any rights or powers different from any other Directors other than with respect to procedural matters to the extent delegated by the Board; provided, however, that any such procedural rights or powers granted to the Executive Chair shall not be in derogation of any rights or powers granted by this Agreement to any Member or Director.

(ii)          Chief Executive Officer. If appointed by the Board, the chief executive officer (the “CEO”) of the Company, subject to the powers of the Board, shall have general charge of the business, affairs and property of the Company, and control over its officers, agents and employees, and shall see that all orders and resolutions of the Board are carried into effect. The CEO shall have such other powers and perform such other duties as may be assigned by the Board.

(iii)          Chief Financial Officer. If appointed by the Board, the chief financial officer (the “CFO”) of the Company, subject to the powers of the Board, shall be responsible for all administrative, financial, external financing, treasury, tax and insurance matters of the Company and its Subsidiaries. The CFO shall have such other powers and perform such other duties as may be assigned by the Board.

(iv)          President. The president (the “President”) of the Company shall have such powers and perform such duties as may be assigned by the Board. The initial President shall be James Li.

(c)          Resignation and Removal. Any officer may resign as such at any time. Such resignation shall be made in a written notice to the Board and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

4.6          Committees.

(a)          The Board may designate one or more committees and delegate thereto such power and authority as is permitted by Law and as may be set forth in the resolutions creating any such committee.  Each committee shall keep regular minutes and report to the Board when required. Subject to Section 4.10, the members of any such committees shall be appointed or removed by the majority of the entire the Board. Any committee may adopt a charter, which may establish requirements or procedures relating to the governance and operation of such committee.

(b)          Without limiting the foregoing, there shall be an Investment Committee composed of three or more Directors, officers or other service providers of the Company or other individuals selected by the Board.  Initial members of the Investment Committee shall be Charles Homcy, Richard Scheller, Frank McCormick, Len Post, Phil Reilly and Andrew Lo. The Investment Committee shall have such power and authority as is permitted by Law and as delegated to the Investment Committee by the Board.

4.7          Reliance by Third Parties.  Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board.

4.8          No Fiduciary Duties.

(a)          Except as otherwise expressly provided herein or in any written agreement entered into by such Person and the Company and to the maximum extent permitted by the Act, no present or former Director nor any such Director’s Affiliates, employees, agents or representatives shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in its capacity as a Director; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s fraud or bad faith as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).  Each Director shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Director in good faith reliance on such advice shall in no event subject such Person or any of such Person’s Affiliates, employees, agents or representatives to liability to the Company or any Member.

(b)          To the fullest extent permitted by the Act, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity, no Covered Person shall have any duties at law or in equity (including any fiduciary duties) to the Company or any Member or Director, or any other Person arising out of, relating to, or in connection with the Company, the conduct of the Company’s business and affairs, or any action or omission taken or omitted to be taken, or consent or approval given or withheld, in each case, in such Person’s capacity as a Covered Person, whether pursuant to this Agreement or otherwise; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, to the extent applicable.  To the fullest extent permitted by Law, each Member hereby acknowledges, agrees and consents to the foregoing waiver of duties (including fiduciary duties) and agrees not to make or threaten to make, and shall cause its controlled Affiliates not to make or threaten to make any claim or bring any action, suit or other proceeding or take any similar action, in each case alleging that any Covered Person shall have breached any such duty (including any fiduciary duty). Notwithstanding any provision to the contrary in this Section 4.8, nothing herein will limit any duties of any officer or employee of the Company or any of its Subsidiaries.

(c)          Notwithstanding any other provision of this Agreement or any applicable provision of Law or in equity, whenever the Board or any Covered Person takes any action (or omits to take any action), or is permitted or required to make any decision or determination with respect to the Company or its business and affairs, whether pursuant to the terms of this Agreement or otherwise, then, to the fullest extent permitted by Law, the Board and each Covered Person shall be entitled to take such action (or omit to take such action), or to make such decision or determination, in its sole and absolute discretion, and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any of the Members, any of their respective Affiliates or any other Person, and shall not be subject to any other or different standards that may otherwise apply under applicable Law or in equity.  For all purposes of this Agreement, each Covered Person (acting in its capacity as such) and the Board, acting on behalf of the Company or in connection with the Company’s business and affairs, shall be conclusively presumed to be acting in good faith if such Person (or, in the case of the Board, a majority of the Directors participating in the decision) subjectively believe(s) that the action taken (or omitted to be taken), the consent or approval given or withheld, or the decision or determination made or not made, is in or is not opposed to the best interests of the Company.

4.9          Corporate Opportunities.

(a)          None of the Members or any of their respective Permitted Transferees or any of the Directors (unless also an officer of the Company or any of its Subsidiaries (including members of the Investment Committee), then only in such capacity as an officer), nor any of their Affiliates, other equityholders or Representatives (the “Applicable Persons”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company in which the Company may otherwise have an interest or expectancy (a “Corporate Opportunity”).  No Applicable Person shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Applicable Person pursues or acquires a Corporate Opportunity for itself, its Affiliates or its Permitted Transferees, directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company.

(b)          The Company and each Member acknowledges that the Applicable Persons may be engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company and its Subsidiaries operate (the “Company Industry Segment”).  Accordingly, the Company, its Subsidiaries, and the Members each acknowledge and agree that, without limiting Section 14.3 or any confidentiality agreement entered into between the Company or its Subsidiaries and any other Person, the Applicable Persons shall:

(i)          have no duty to the Company or any other Member to refrain from participating as a director, investor or otherwise with respect to any company or other Person that is engaged in the Company Industry Segment or is otherwise competitive with the Company or any of its Subsidiaries, unless as otherwise set forth in any restrictive covenant agreement between the Company (or any of its Subsidiaries) and such Applicable Person; and

(ii)          in connection with making investment decisions, to the fullest extent permitted by Law, have no obligation of confidentiality or other duty to the Company or any Members to refrain from using any general information, such as market trend and market data, which comes into the Applicable Persons’ possession, whether as a director, investor or otherwise (the “Information Waiver”); provided that the Information Waiver shall not apply, and therefore such Member shall be subject to such obligations and duties of confidentiality as would otherwise apply to such Member under applicable Law, if the information at issue (A) constitutes nonpublic, confidential or proprietary information concerning the Company, any of its Subsidiaries or the business of the Company or its Subsidiaries or (B) to the extent covered by a contractual obligation of confidentiality to which the Company is a party.  Notwithstanding anything in this Section 4.9(b)(ii) to the contrary, nothing herein shall be construed as a waiver of any Member’s obligation of confidentiality with respect to the disclosure of confidential information of the Company or any of its Subsidiaries.

(c)          Notwithstanding any other provision of this Agreement, any officer of the Company or any of its Subsidiaries (including members of the Investment Committee) who is also a director or officer of BBIO or its Subsidiaries (including members of BBIO’s investment committee) (each, a “Specified Person”) shall not have any duty to communicate or present a Corporate Opportunity to the Company.

(d)          Notwithstanding Section 4.9(c), until the fifth (5th) anniversary of the Closing, each Specified Person shall (i)(A) present to BBIO and its investment committee any corporate opportunities with respect to the BBIO Indications (to the exclusion of the Company) (the “BBIO Indication Opportunities”) and (B) present to the Company and its Investment Committee any business opportunities with respect to the Company Indications (to the exclusion of BBIO) (the “Company Indication Opportunities”) and (ii) with respect to business opportunities that are neither BBIO Indication Opportunities nor Company Indication Opportunities (such business opportunities, “Whitespace Opportunities”), present first to the Board of Directors of BBIO, provided that any such Whitespace Opportunity (i) developed by a full-time employee of the Company without relying on BBIO or any of BBIO’s intellectual property or confidential information or (ii) related to (A)  GNAS – Fibrous dysplasia, (B) PMM2 – Congenital glycosylation disorder type Ia, (C) ADPKD – Autosomal dominant polycystic kidney diseases or (D) PRSS1 Inhibitor Pancreatitis, in each case, shall be excluded from the definition of “Whitespace Opportunities” and shall be presented first to the Company (the foregoing clause (d), the “Specified Corporate Opportunities Allocation”). The Specified Corporate Opportunities Allocation shall expire on the fifth (5th) anniversary of the Closing.

(e)          Pursuant to the Transaction Agreement, during the five-year period following the Closing, the Board of Directors of BBIO shall have thirty (30) days from being presented a Whitespace Opportunity from a Specified Person to determine whether to pursue such Whitespace Opportunity, in its sole discretion (including to the exclusion of the Company), and if the Board of Directors of BBIO determines not to pursue such Whitespace Opportunity, or does not affirmatively determine to have BBIO pursue such Whitespace Opportunity within such thirty (30) day period, then the Board will be presented with and have the ability to pursue such Whitespace Opportunity.

(f)          Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and to have consented to the provisions of this Section 4.9.

4.10       Certain Member Approval Rights.

(a)          Notwithstanding any other provision of this Agreement to the contrary (but without limiting the rights set forth in Section 4.3(b)(i) of this Agreement), without the prior written consent of each of Viking, Patient Square and BridgeBio for so long as such Member, together with such Member’s Affiliates and Permitted Transferees, holds a Voting Unit Percentage of at least ten percent (10%), the Company shall not, and shall not permit any of its Subsidiaries to, and the Board shall not approve the Company or a Subsidiary, or any officer thereof, directly or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise, to:

(i)          cause the Company to be treated for U.S. federal income tax purposes as an association taxable as corporation (excluding any Subsidiary that is classified as such on the date hereof);

(ii)          approve any Related Party Transaction, except for any Member’s exercise of Preemptive Rights described in Section 5.4;

(iii)          dissolve, liquidate, wind up or terminate the legal existence of the Company or any of its Subsidiaries (or, in each case, take any steps thereto) or commence a voluntary proceeding seeking reorganization or other similar relief, including distributing assets upon any such event, making any arrangement with creditors generally, appointing a receiver or administrator or filing for bankruptcy or similar protection under applicable Law; except in connection with a liquidation following a Suspension Period pursuant to Section 3.7(c);

(iv)          amend, modify, terminate or repeal the Certificate of Formation, this Agreement, or any of the other organizational documents of the Company or any of its Subsidiaries, in each case, in a manner that would (A) have a disproportionate and adverse effect on such Member, as compared to the other Members holding the same class of Units, as a collective, or (B) adversely alter any of the rights, privileges, preferences or obligations of such Member under this Agreement; provided, further, subject to compliance with Section 5.1(e) and Section 5.4, the authorization and issuance of additional Units at the direction of the Board and the amendment of this Agreement and Schedule A to reflect the terms of such additional Units, even if the issuance of such additional Units would have a dilutive effect on one or more classes of Units shall not, in and of itself, require approval under this Section 4.10(a)(iv);

(v)          incur any indebtedness or issue any debt securities, in either case in one or series of related transactions with an aggregate principal amount in excess of $10,000,000;

(vi)          create or make changes to composition or size of any committees of the Board;

(vii)          effect any fundamental changes to the Company’s or any of its Subsidiaries’ business;

(viii)          approve any (A) non-pro rata dividends, Distributions (other than Tax Distributions) or repurchases of Units or other equity securities or (B) pro-rata dividends, Distributions (other than Tax Distributions) or repurchases of Units or other equity securities prior to January 1, 2026, in each case, other than repurchases of Units or other equity securities held by directors, officers, employees or other service providers of the Company or any of its Subsidiaries pursuant to Article VIII of this Agreement and/or the Board-approved terms applicable to such Units or other equity securities, including under any Applicable Class B Unit Agreement, in each case, at a purchase price that is no greater than the applicable Call Price as determined in accordance with Section 8.8 of this Agreement;

(ix)          approve any merger or other business combination or consolidation with any other Person or the sale, disposal, transfer or licensing of any material assets or businesses of the Company or its Subsidiaries, in each case, except in accordance with the sale rights described in Section 8.10 or in connection with a liquidation following a Suspension Period pursuant to Section 3.7(c);

(x)          approve any sale, disposition, out-license or other monetization event of any material In-Scope Program, except in accordance with the sale rights described in Section 8.10 or in connection with a liquidation following a Suspension Period pursuant to Section 3.7(c);

(xi)          appoint, terminate or replace the CEO;

(xii)          enter into, amend or terminate any joint venture or partnership; or

(xiii)          other than a Qualified IPO pursuant to Article IX, approve any initial bona fide underwritten public offering and sale of equity interests of any Subsidiary of the Company pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, pursuant to which securities are to be listed on a national securities exchange or other public listing on an accredited exchange, whether by way of direct listing, merger with a special purpose acquisition vehicle or similar transaction.

The provisions of this Section 4.10 shall terminate upon the consummation of a Qualified IPO.

4.11          Reversion Rights. Subject to Section 4.3 and Section 4.10, in the event of a final decision by the Board to fully shut down and discontinue an In-Scope Program and not transfer it to a third-party for consideration determined in good faith by the Board to be reasonable or save it for a later date, as determined by the Board in good faith, BBIO will have the right to re-acquire such In-Scope Program (the “Reversion Rights”). The terms of such re-acquisition shall be subject to the mutual agreement of the Board and BBIO, and BBIO will be required to invest in such programs upon reversion to the extent determined by the Board of Directors of BBIO (in its sole discretion) at the time of the re-acquisition.  In the event that the Board and BBIO, each acting reasonably and in good faith, are unable to reach mutual agreement on the terms of such re-acquisition within thirty (30) days, the Reversion Rights shall cease to apply to such In-Scope Program.

4.12          Insurance.  As determined by the Board, the Company may maintain one or more key-person insurance policies for certain employees of the Company and/or its Subsidiaries with the Company as beneficiary of such policy.  Such policy shall contain terms and conditions (including the amount of coverage and other similar matters) satisfactory to the Board.  The Members shall cooperate reasonably with the Company, and shall use reasonable efforts to cause employees proposed to be or otherwise subject to any such key-person insurance policies to cooperate with the Company, in order for the Company to establish any such key-person insurance policies, including by submitting to reasonably required examinations and tests and by preparing, signing and delivering such applications, statements of health, and other documents as may be reasonably required.  In addition, the Company shall purchase and at all times maintain customary directors’ and officers’ liability insurance to cover its and its Subsidiaries’ directors and officers in amounts satisfactory to the Board.

ARTICLE V
CAPITAL STRUCTURE AND CONTRIBUTIONS
5.1          Capital Structure.

(a)          General.  Subject to the terms of this Agreement, the Company is authorized to issue equity interests in the Company designated as “Units”, which shall constitute limited liability company interests under the Act and shall include initially Class A Units and Class B Units (whether any such Units are issued on or after the date hereof).  Subject to Section 5.4, the Board shall have the authority to cause the Company to issue such number of Units of any class, series or tranche as may be determined by the Board from time to time.  The Company is authorized to issue options or warrants to purchase Units, restricted Units, Unit appreciation rights, phantom Units, and other securities convertible, exchangeable or exercisable for Units on such terms as may be determined by the Board from time to time.  If the Board authorizes any subdivision, split, combination or reclassification of Units or any other similar action, if necessary or appropriate, the Board shall, acting in good faith, appropriately adjust the economic provisions of this Agreement to reflect such action, including by amending the distribution provisions of Section 6.4 and associated definitions.  Other than as set forth in this Agreement or in the instruments governing the terms of any Units issued pursuant to this Section 5.1(a), each Unit shall be identical in all respects with each other Unit.

(b)          Class A Units.  The Class A Units shall have such rights to allocations and Distributions as may be authorized and set forth under this Agreement.  The relative rights, powers, preferences, duties, liabilities and obligations of holders of the Class A Units shall be as set forth herein.  Each holder of Class A Units shall be entitled to vote, in person or by proxy, on a pro rata basis in accordance with the Voting Unit Percentage for each Member as of the applicable date and time on all matters upon which Members have the right to vote as set forth in this Agreement and provided under the Act.

(c)          Class B Units.  The Company may provide for the issuance and terms of Class B Units as and when corresponding Management Holdco Class B Units are issued by Management Holdco representing, in the aggregate, up to twenty percent (20%), on a fully diluted basis (including after giving effect to the issuance of the total number of Class B Units)  (the “Class B Limit”), of the sum of (A) the Class A Units of the Company outstanding as of the Closing and (B) the number of Class A Units issuable as a result of all Additional Capital Contributions being made in accordance with Section 5.1(e)(i) (such sum, the “Committed Equity Amount”) to provide equity incentive compensation to selected Directors, officers, employees and other service providers of the Company and its Affiliates (including its Subsidiaries); provided, that ten percent (10%) of such Class B Units shall remain uncommitted and unallocated following the initial allocation of Class B Unit grants so that they may be granted following the Closing to Directors, officers, employees and other service providers of the Company; provided, further, that the maximum amount of Class B Units that can be Vested Class B Units at any given time shall be equal to the product of (1) the Class B Limit and (2) a fraction, the numerator of which is the sum of (x) the number of Class A Units of the Company outstanding as of the Closing and (y) the number of Class A Units issued as a result of Additional Capital Contributions that have been made as of such time, and the denominator of which is the Committed Equity Amount.  It is the intention of the parties to this Agreement that each Class B Unit and each corresponding Management Holdco Class B Unit constitutes a Profits Interest.  The Company shall have the authority to issue such number of Class B Units and corresponding Management Holdco Class B Units (subject to the Class B Limit) as the Company shall from time to time determine with such terms, conditions, rights and obligations, including forfeiture and repurchase, as may be determined by the Company as set forth herein, in the Management Holdco Operating Agreement and in the related Applicable Class B Unit Agreements pursuant to which any Management Holdco Class B Unit may be awarded; provided that each such Class B Unit and corresponding Management Holdco Class B Unit shall vest in equal annual installments over a four-year period from the date of grant.  Members shall not have any voting rights with respect to their Class B Units.  Subject to compliance with Section 13.1(a) of this Agreement, the Company shall be permitted to take all actions, including amending this Agreement, to the extent necessary or appropriate, to cause the Class B Units to be treated as Profits Interests for all U.S. federal income tax purposes and valued based on liquidation value or similar principles.  Each Member shall respect any allocations of income to be made to any such Member even if such Class B Units are subject to risk of forfeiture. The Company and all Members will (A) treat such Class B Units as outstanding for tax purposes, (B) treat any holder of Class B Units as a Member of the Company for tax purposes with respect to such Class B Units and (C) file all tax returns and reports consistently with the foregoing.

(d)          Section 83(b) Election.  Notwithstanding any provision of this Agreement to the contrary, each Member shall execute and deliver a valid and timely election under Section 83(b) of the Code with respect to their Class B Units to both the Internal Revenue Service and the Company within thirty (30) days of the date of receipt of any Class B Units.

(e)          Issuance of Additional Units.

(i)          Each Investor shall (A) if the Company has less than $53,000,000 in cash on its balance sheet as of January 1, 2025, promptly following January 1, 2025 but in no event later than January 15, 2025, make an additional cash contribution of its pro rata portion of the amount equal to (x) $53,000,000 minus (y) the amount of cash on the Company’s balance sheet as of January 1, 2025 (the “Mandatory Cash Contributions”) and (B) make additional cash contributions at such times as determined by the Board with at least ten (10) days’ notice to such Investor (“Board Determined Cash Contributions” and together with the Mandatory Cash Contributions, the “Additional Cash Contributions”), in each case, up to the aggregate amount of the total committed funding set forth opposite of such Investor’s name on Schedule B (inclusive of the cash contribution made at the Closing and the Mandatory Cash Contribution) (the “Total Funding Commitments”), in each case, in exchange for additional newly issued Class A Units based on a per Class A Unit price of $1.00 (the “Price Per Unit”); provided, that any additional Board Determined Cash Contribution shall be allocated pro rata among the Investors as of any date of determination according to a percentage determined by dividing (A) the number of Class A Units held by such Investor as of such date by (B) the aggregate number of Class A Units held by all of the Investors as of such date (assuming for this purpose that all Investors have timely funded all prior Additional Cash Contributions); provided, further, to the extent any portion of the Total Funding Commitments from each Investor remains uncalled by the Board as of immediately prior to the fifth (5th) anniversary of the Closing, then the funding obligation with respect to such remaining portion of the Total Funding Commitments from each Investor shall expire on the fifth (5th) anniversary of the Closing and no Investor shall have any further obligations in respect thereof.

(ii)          Subject to the express provisions of this Agreement, including Section 5.1(e)(i) and Section 5.4, the Company is authorized to issue Units to any Person at such prices per Unit as may be determined by the Board to be the fair market value and in exchange for contributions of cash or property, the provision of services or other consideration (collectively, “Unit Consideration”), as may be determined in good faith by the Board. Subject to the express provisions of this Agreement, including Section 5.2 and Section 5.4, the number of Units held by each Member shall not be affected by any (A) issuance by the Company of Units to other Members or (B) change in the Capital Account of such Member.  If necessary or appropriate in the Board’s discretion (in accordance with this Agreement), the Board shall, acting in good faith, appropriately adjust the economic provisions of this Agreement to reflect the issuance of additional Units pursuant to this Section 5.1(e) that are of a new class not previously reflected in this Agreement, including by amending the distribution provisions of Section 6.4 and associated definitions.

(f)          Certificates; Legend.  In the sole discretion of the Board, the issued and outstanding Units may be represented by certificates.  In addition to any other legend required with respect to a particular class, group or series of Units or pursuant to any other agreement among Members and the Company, each such certificate, if applicable, shall bear the following legend:

“THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, GRANTED A PARTICIPATION IN OR REFERENCE UNDER A DERIVATIVES CONTRACT OR ANY OTHER ARRANGEMENT, PLEDGED, MORTGAGED, ENCUMBERED OR OTHERWISE DISPOSED OF (“TRANSFERRED”) WITHOUT COMPLYING WITH, THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, BY AND AMONG THE MEMBERS OF BRIDGEBIOX PHARMA, LLC (THE “COMPANY”), AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE COMPANY.  IN ADDITION TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SUCH AGREEMENT, NO TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER, AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) IF SUCH TRANSFER IS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.”

5.2          Defaulting Investor; Dilution.

(a)           In the event that an Investor does not make, in whole or in part, any portion of its Additional Cash Contributions when due (such Investor, the “Defaulting Member”, and such amount, the “Defaulted Cash Contribution Amount”) on or before the date that such contribution is required to be made, such Defaulting Member shall have thirty (30) days from the day such contribution amount was originally due to cure such Defaulted Cash Contribution Amount (such period, the “Cure Period”).

(b)          If the Defaulting Member fails to satisfy the Defaulted Cash Contribution Amount within the Cure Period then:

(i)          interest shall accrue on the Defaulted Cash Contribution Amount at an annual rate equal to the Prime Rate from the due date until the date on which the Defaulted Cash Contribution Amount, together with accrued but unpaid interest thereon, is paid in full by the Defaulting Member to the Company; and

(ii)          the Defaulting Member’s Preemptive Rights, voting rights and rights to participate in the management of the business of the Company (including to act as or appoint a Director, participation in any committee of the Board and other decisions relating to the Company or any of its Subsidiaries) shall be suspended and the Defaulting Member’s Units shall be deemed not to be outstanding for purposes of any voting or approval rights; provided that the Defaulting Member shall have the right to restore its governance rights by paying the Defaulted Cash Contribution Amount, together with accrued but unpaid interest thereon, to the Company on or prior to the date that is sixty (60) days after the end of the Cure Period.

(c)          If Defaulting Member fails to satisfy the Defaulted Cash Contribution Amount, together with accrued but unpaid interest thereon, on or prior to the date that is sixty (60) days after the end of the Cure Period, then the Company shall reduce the number of Class A Units held by the Defaulting Member by the number equal to the product of (y) quotient of (A) Defaulted Cash Contribution Amount (together with accrued but unpaid interest thereon) divided by (B) the Price Per Unit, multiplied by (z) two (2); provided that the number Class A Units held by a Defaulting Member shall not be less than zero (0). Without limiting the foregoing, the Members agree that this Section 5.2 shall not be deemed to limit any other rights or remedies of the Company or any of its Affiliates under this Agreement.

5.3          Unit Schedule.  The number and type of Units issued to Members shall be listed on Schedule A hereto, which shall be amended from time to time as required to reflect issuances of Units to Additional Members, Transfers of Units to Substitute Members, acquisition of additional Units by Members, repurchase of Units and to reflect the cessation or withdrawal of Members.

5.4          Preemptive Rights.

(a)          General.  If prior to a Qualified IPO, the Company or any of its Subsidiaries issues any (i) equity securities, (ii) debt securities or (iii) any securities exercisable for, or convertible or exchangeable into equity or debt securities of the Company or any of its Subsidiaries (all items referred to in clauses (i), (ii) and (iii) are collectively referred to as “Additional Securities”), each Member holding Class A Units (the “Applicable Holders”) shall have the right to purchase, upon the same terms and conditions (the “Preemptive Right”), up to its Preemptive Portion of such Additional Securities.  Nothing in this Section 5.4 shall apply to any Excluded Issuance.  Such Preemptive Right will be offered to each Applicable Holder by written notice (a “Participation Notice”) given by the Company to the Applicable Holders at least fifteen (15) days prior to the proposed issuance date specifying therein the amount of the Additional Securities being offered, the purchase price and other material terms and conditions of such offer (such offer, the “Offer”).  Each Applicable Holder shall have a period of ten (10) days from and after the date of the Participation Notice within which to irrevocably accept such Offer in whole or in part (the “Preemptive Right Period”).  If an Applicable Holder fails to give written notice to the Company within the Preemptive Right Period, such Applicable Holder shall be deemed to have declined such Offer.  If any Applicable Holder or Applicable Holders fail to accept the Offer with respect to any Additional Securities in whole within the Preemptive Right Period (any such Additional Securities that were not accepted by such Applicable Holder or Applicable Holders, “Non-Exercised Securities”), then, promptly following the Preemptive Right Period, the Company will provide written notice (an “Undersubscription Notice”) to each Applicable Holder that did accept the Offer in whole with respect to the Additional Securities it was entitled to acquire in the Offer (each a “Fully-Exercising Applicable Holder”) and each such Fully-Exercising Applicable Holder will have a period of five (5) days following the date of the delivery of the Undersubscription Notice to irrevocably elect to purchase (in addition to the Additional Securities accepted pursuant to the Offer) up to a number of Non-Exercised Securities equal to the product of (A) the total number of Non-Exercised Securities multiplied by (B) a fraction, the numerator of which is such Fully-Exercising Applicable Holder’s Preemptive Portion and the denominator of which is the aggregate Preemptive Portions of all Fully-Exercising Applicable Holders.  A Fully-Exercising Applicable Holder will be deemed to have declined such offer to purchase Non-Exercised Securities if it fails to give written notice to the Company of its acceptance of such offer within such five (5) day period.  The procedures described in the two immediately preceding sentences shall be repeated, iteratively (with only those Applicable Holders who fully exercise their rights to acquire Non-Exercised Securities pursuant to the most recent Undersubscription Notice having the right to participate in any subsequent offer of remaining Non-Exercised Securities), until either all Additional Securities have been subscribed for, or no such Fully-Exercising Applicable Holders elect to purchase any remaining Non-Exercised Securities.  All Non-Exercised Securities that any Fully-Exercising Applicable Holder so elects to acquire shall be deemed to be added to the Offer accepted by such Fully-Exercising Applicable Holder.  Notwithstanding the foregoing, if the Company or any of its Subsidiaries offers Additional Securities and the Company is not able to comply with, or it would be commercially impracticable to comply with, the time period above prior to the closing of the issuance, with respect to such Additional Securities, the Company or such Subsidiary shall comply with its obligations to the Applicable Holders under this Section 5.4 as promptly as reasonably practicable following the closing of such issuance (in accordance with Section 5.4(e)).

(b)          Closing.  The closing with respect to any Additional Securities to be purchased by an Applicable Holder shall be held within thirty (30) days of the date of such Applicable Holder’s election to purchase or on such other date as the Company and such Applicable Holder shall agree; provided, however, that the Company may, in its discretion, hold one closing with respect to the purchase of all Additional Securities on a date determined by the Company to be not less than fifteen (15) and not more than sixty (60) days after the last Applicable Holder or accepts or declines (or the applicable offer period expires with respect to) any Offer in connection with the same offering of Additional Securities.

(c)          Offer and Sale.  If any Additional Securities are not subscribed for pursuant to accepted Offers under Section 5.4(a), any of such Additional Securities not purchased pursuant to such Offer may be offered for sale and sold by the Company to any other Person as determined by the Board for a period of one hundred twenty (120) days from the last day of Preemptive Right Period, but only for an amount no lower than the price per Additional Security set forth in the initial Offer (and on other terms that are not materially more favorable to such other Person from those offered to the Applicable Holders) to the Applicable Holders made in accordance with this Section 5.4.

(d)          Securities Law Considerations.  In the event that the issuance of Additional Securities to an Applicable Holder would require under applicable Law the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for such issuance, such Applicable Holder shall not have the right to participate in the issuance.  Without limiting the generality of the foregoing, it is understood and agreed that neither the Applicable Holders nor the Company shall be under any obligation to effect a registration of such securities under the Securities Act or similar state statutes except as otherwise specifically provided herein.

(e)          Other Preemptive Rights Holder.  Notwithstanding anything to the contrary contained herein, in the event the Board determines in good faith that exigent circumstances exist with respect to complying with the mechanics of Section 5.4(a), 5.4(b) and 5.4(c), the Company may, in order to expedite the issuance of the Additional Securities subject to this Section 5.4 (the “Preemptive Securities”), issue all or a portion of such Additional Securities to one or more Persons (each an “Initial Subscribing Holder”), without complying with the provisions of this Section 5.4; provided that the Company agrees to offer to sell an additional amount of such Additional Securities to each Applicable Holder who is not an Initial Subscribing Holder (each such holder, an “Other Preemptive Rights Holder”) in an amount and manner which provides such Other Preemptive Rights Holder with rights substantially similar to the rights outlined in Section 5.4(a), 5.4(b) and 5.4(c).  Such Additional Securities shall be offered to the Other Preemptive Rights Holders in a manner such that such Other Preemptive Rights Holders shall be in substantially the same position as they would have been in if the preemptive rights process in Section 5.4(a) had been effected.  The Company shall offer to sell such Additional Securities to each Other Preemptive Rights Holder within ten (10) days after the closing of the purchase or issuance of the Preemptive Securities by or to the Initial Subscribing Holder.

(f)          Further Assurances.  Each Applicable Holder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to consummate expeditiously each issuance pursuant to this Section 5.4, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities, and otherwise reasonably cooperating with the Company and any prospective purchaser.

5.5          No Withdrawal of Capital Contributions.  Except upon a dissolution and liquidation of the Company effected in accordance with Article X and XI, no Member shall have the right to withdraw its Capital Contributions from the Company.

5.6          No Other Capital Contributions.  Except pursuant to Section 5.1(e)(i), no Member shall be obligated to make any cash or non-cash contribution to the Company’s capital. Except with the approval of the Board and subject to compliance with Section 4.10 and Section 5.4, and except as pursuant to Section 5.1(e)(i), no Member shall be permitted to make any cash or non-cash contribution to the Company’s capital.

5.7          Capital Accounts.

(a)          The Company shall establish and maintain a separate capital account (each a “Capital Account”) for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv) and this Section 5.7(a) shall be interpreted and applied in a manner consistent with such regulations.  No Member shall have any obligation to restore any portion of any deficit balance in such Member’s Capital Account, whether upon liquidation of its interest in the Company, liquidation of the Company or otherwise.  From and after the date of this Agreement, each Member’s Capital Account shall be credited with (i) the amount of any money contributed by such Member to the capital of the Company, (ii) the Fair Market Value of any property contributed (or deemed contributed, whether by the terms of this Agreement or upon a determination by the Board) by such Member, as determined by the Board and the contributing Member at arm’s length at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property), (iii) such Member’s share of Net Profits (or items of income or gain) and (iv) the amount of any Company liabilities that are considered assumed by such Member or which are secured by any property distributed to such Member.  Each Member’s Capital Account shall be decreased by (x) the amount of any money actually distributed (or deemed distributed, including pursuant to Section 6.4), (y) the Fair Market Value of any property distributed to such Member at the time of distribution and (z) such Member’s share of Net Loss (or items of loss, expense or deduction).

(b)          If any Units or other interest in the Company (or portion thereof) is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account is attributable to Transferred Units or other interest in the Company (or portion thereof).

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
6.1          Allocations.

(a)          Allocations to Capital Accounts.  After giving effect to the allocations set forth in Section 6.1(b), the Net Profit and Net Loss of the Company, including each item of income, gain, loss, credit and deduction, for each Fiscal Year or other applicable period, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to (1) the amount of the distributions that would be made to such Member during such Fiscal Year or other applicable period if: (i) the Company were dissolved and terminated; (ii) its affairs were wound up and each Company asset was sold for cash equal to its Book Value (except that any Company asset that is sold in such Fiscal Year shall be treated as if sold for an amount of cash equal to the sum of (A) the amount of any net cash proceeds actually received by the Company in connection with such disposition and (B) the Book Value of any property actually received by the Company in connection with such disposition); (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); (iv) all Unvested Class B Units became Vested Class B Units; and (v) the net assets of the Company were distributed in accordance with Section 11.1 to the Members immediately after giving effect to such allocation minus (2) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

(b)          The following special allocations shall be made in the following order prior to any allocations under Section 6.1(a):

(i)          Company Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 4.1, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 6.1(b)(i) is intended to comply with the partnership minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

(ii)          Member Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, any Member with a share of that Member Minimum Gain attributable to such a Member Nonrecourse Debt (as determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 6.1(b)(ii) is intended to comply with the partner minimum gain chargeback requirements in the Regulations and shall be interpreted and applied consistently therewith.

(iii)          Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(b)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article VI have been tentatively made as if this Section 6.1(b)(iii) were not in this Agreement.  This Section 6.1(b)(iii) is intended to comply with the qualified income offset provision in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

(iv)          Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article VI have been tentatively made as if Section 6.1(b)(iii) and this Section 6.1(b)(iv) were not in this Agreement.

(v)          Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their ownership of Class A Units and each Member’s share of excess Nonrecourse Debt shall be allocated in the same manner.

(vi)          Member Nonrecourse Deductions.  Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.752-3.  If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any Member Nonrecourse Deductions attributable to that Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss.

(vii)          Limitation on Allocation of Net Loss.  To the extent that any allocation of Net Loss (or items of loss or deduction) would cause or increase an Adjusted Capital Account Deficit as to any Member, such allocation of Net Loss (or items of loss or deduction) shall be reallocated to the holders of Class A Units in accordance with their respective Percentage Interests as determined by the Company, subject to the limitations of this Section 6.1(b)(vii).

(viii)          Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required following an election pursuant to Section 7.3(a), pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Sections of Regulations.

(c)          Construction.  If the Board determines that it is necessary or appropriate to modify the manner in which the balances of the Capital Accounts are computed or the items of Net Profits and Net Losses are determined in order to comply with the requirements of Section 704(b) of the Code and the Regulations promulgated thereunder, the Board may make such modification.

6.2          Tax Allocations.

(a)          Items of Company income, gain, loss and deduction shall be allocated, for United States federal, state, and local income tax purposes, among the Members in the same manner as the items of income, gain, loss and deduction were allocated pursuant to the other sections of this Article VI; provided, however, that notwithstanding any other provision of this Agreement, the Company shall cause income, gain, loss and deductions (including any depreciation and/or cost recovery deductions) attributable to property contributed by a Member or revalued by the Company to be allocated among the Members for income tax purposes in accordance with Code Section 704(c) and Regulations promulgated thereunder using the traditional allocation method described in Treasury Regulations Section 1.704-3(b).  Subject to the preceding sentence, the Board shall make such allocations for tax purposes, including allocations required under Code Section 704(c) and Regulations promulgated thereunder, as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.

(b)          Allocations pursuant to this Section 6.2 are solely for purposes of United States federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of items of income, gain, loss and deduction.

(c)          The Members are aware of the tax consequences of the allocations made by this Section 6.2 and agree to be bound by the provisions of this Section 6.2 in reporting their shares of items of Company income, gain, loss and deduction.

(d)          In the event there is any change of a Member’s interest in the Company during any Fiscal Year, Net Profit and Net Loss of the Company and other items of income, gain, loss and deduction of the Company attributable to such Member’s interest for such Fiscal Year shall be determined using the interim closing of the books method.

6.3          No Right to Distributions.  No Member shall have the right to demand or receive Distributions of any amount, except as expressly provided in this Article VI.

6.4          Distributions.  Subject to Section 4.10 and Section 6.6, the Company shall make distributions to the Members at the discretion of the Board or promptly following the receipt of proceeds from a Liquidity Event in which the Company receives proceeds of such Liquidity Event (and upon the occurrence of a Liquidity Event, all amounts received by the Company from such Liquidity Event reduced by existing liabilities and expenses of the Company and a reasonable reserve established by the Board for future liabilities and expenses), such amount to be distributed or paid in the following order and priority:

(a)          first, to the Class A Holders in proportion to their Unreturned Capital in respect of such Class A Units, until such time as they have received cumulative Distributions under this Section 6.4(a) equal to all of their Capital Contributions, and no Distribution shall be made pursuant to paragraphs (b), (c) or (d) below until the aggregate Unreturned Capital of all Class A Units is equal to zero;

(b)          second, to the Class A Holders in proportion to their unpaid Priority Returns until such time as they have received cumulative Distributions under this Section 6.4(b) equal to their Priority Return, and no Distribution shall be made pursuant to paragraphs (c) or (d) below until the full amount of all Priority Returns have been distributed to all Class A Holders;

(c)          third, except as provided below in Section 6.5, to Management Holdco in respect of its Class B Units until such time as it has received in respect of such Class B Units an amount equal to (i) the Class B Percentage multiplied by (ii) the sum of (1) all Distributions to the Class A Holders pursuant to Section 6.4(b) and (2) all Distributions pursuant to this Section 6.4(c); and

(d)          thereafter, except as provided below in Section 6.5, to the Members pro rata in accordance with their respective Percentage Interests.

In connection with any Liquidity Event pursuant to which all or some of the Units are sold or transferred directly to one or more purchasers, any proceeds payable to the Persons that were Members as of immediately prior to the consummation of such Liquidity Event shall be allocated and paid to the Members in accordance with the order and priority set forth in this Section 6.4.

6.5          Distributions to Holders of Class B Units.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, each holder of Class B Units shall be entitled to participate in Distributions pursuant to Section 6.4 only after cumulative Distributions to Class A Units and Class B Units with a lower Distribution Hurdle pursuant to this Agreement exceed the Distribution Hurdle applicable to such Class B Unit (each Class B Unit that has become entitled to participate in Distributions in accordance with this Section 6.5(a), a “Participating Class B Unit”).

(b)          Notwithstanding anything to the contrary set forth in this Agreement, a Member holding an Unvested Class B Unit shall only be entitled to receive a Distribution in respect of such Unvested Class B Unit in an amount equal to the Tax Distributions (if any) made with respect to such Unvested Class B Unit, in accordance with Section 6.6.  The amount of any Distributions that, but for the preceding sentence, would be made in respect of Unvested Class B Units pursuant to Section 6.4 shall instead be made to the Members holding Class A Units and Vested Class B Units that are Participating Class B Units in accordance with their respective Percentage Interests.  Following the vesting of any Unvested Class B Unit (such that it becomes a Vested Class B Unit), the Management Holdco Class B Holder holding such Vested Class B Unit shall thereafter be entitled to receive a “catch up distribution” from any funds being distributed under Section 6.4, at the time such funds are distributed and before any other amounts are distributed pursuant to Section 6.4, of the amount such Management Holdco Class B Holder would have received if such Vested Class B Units were vested on their date of grant.

(c)          The Members acknowledge that Class B Units that are not Participating Class B Units may become Participating Class B Units as a result of distributions to Class A Holders under Section 6.4(b). Such Class B Units shall only be entitled to receive distributions under Section 6.4(c) with respect to the distributions to the Class A Holders under Section 6.4(b) after such time as such Class B Units became Participating Class B Units. In addition, no distributions will be made under Section 6.4(c) with respect to any Unvested Class B Units which became Vested Class B Units as a result of distributions under Section 6.4(c).  Any distributions not distributable to Class B Units pursuant to this Section 6.5(c) shall not otherwise be distributed with respect to Class B Units under Section 6.4(c).

6.6          Tax Distributions.  Notwithstanding any other provision herein to the contrary, so long as the Company is treated as a partnership for federal income tax purposes, the Company shall, subject to having cash available after taking into account reserves as reasonably determined in the good-faith discretion of the Board and subject to Section 6.8, make quarterly advance cash distributions to each Member in an amount equal to the Member’s Quarterly Estimated Tax Amount for such quarter (“Tax Distributions”), and the Board shall use reasonable best efforts to cause such Tax Distributions to be made at least five (5) days before estimated U.S. federal income tax payments for individuals are due.  If, on the date of a quarterly estimated distribution, the cash available to the Company (as determined in the good-faith discretion of the Board) is not sufficient to distribute to each Member the full amount of such Member’s Tax Distribution that would otherwise be required under this Section 6.6, then (A) distributions shall be made by the Company to the Members pursuant to this Section 6.6 to the extent of the cash so available in proportion to the amounts that would have been distributed to each Member pursuant to this Section 6.6 if there had been a sufficient amount of cash available to the Company to make such Tax Distribution in full, (B) the Company shall make future distributions as soon as reasonably practicable following the date on which there exists an amount of cash available to the Company after taking into account reserves as determined in the good-faith discretion of the Board sufficient to pay the remaining portion of such Member’s required Tax Distribution and (C) the Company shall not, until the remaining portion of each such Member’s required Tax Distribution is so distributed, make a Distribution other than pursuant to this sentence.  The Company shall make commercially reasonable efforts to ensure that any financing documents allow for full Tax Distributions.  Each Tax Distribution made to a Member pursuant to this Section 6.6 shall be treated as an advance against, and thus reduce, the amount of the next succeeding Distribution or Distributions which would otherwise have been paid to such Member pursuant to Section 6.4 or Section 11.1, if applicable.

6.7          Withholding.  The Company at all times shall be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any U.S. federal, state, local or foreign taxing authority with respect to any distribution or allocation of income or gain or otherwise with respect to such Member and to withhold (or deduct) the same from distributions to such Member.  Any funds withheld from a distribution or paid in respect of a Member (including related tax credits or benefits to which such Member may be entitled as a result of any payment by the Company to any taxing authority and the portion of any imputed underpayment (as determined under Code Section 6225) attributable to such Member) by reason of this Section 6.7 shall be treated as actually distributed to such Member for all purposes of this Agreement.  If the Company makes any payment to a taxing authority in respect of a Member (including the portion of any imputed underpayment (as determined under Code Section 6225) attributable to such Member) that is not withheld from actual distributions to the Member, then the Member shall indemnify and reimburse the Company for the amount of such payment (including any interest, penalties and related expenses), on demand.  The amount of a Member’s indemnification and reimbursement obligations under this Section 6.7, to the extent not paid, shall bear interest at a rate of the Prime Rate as of such due date, and shall be deducted from the distributions to such Member; any amounts so deducted shall constitute a repayment of such Member’s obligation hereunder.  Each Member’s indemnification and reimbursement obligations under this Section 6.7 shall survive a transfer by such Member of its interest in the Company, a withdrawal by such Member and a winding up or dissolution of the Company.  Each Member agrees to furnish the Company with any representations, forms, documentation and other information reasonably requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.  Each Member agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest, penalties and related expenses that may be asserted by reason of the failure to deduct and withhold tax on amounts distributable or allocable to such Member.  Any amount payable as indemnity hereunder by a Member will be paid promptly to the Company or such other Member, as applicable, and if not so paid, the Company will be entitled to retain or otherwise offset any distributions due to such Member for all such amounts. Any income taxes, penalties and interest payable by the Company (including any entity-level tax incurred by the Company and creditable against an individual’s personal tax liability, including, but not limited to, state taxes described in Internal Revenue Service Notice 2020-75) shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), in each case as reasonably determined by the Board, which shall take into account for this purpose any special tax treatment or status of a Member or its indirect owners.

6.8          Restrictions on Distributions.  Notwithstanding anything to the contrary provided herein, no Distribution or Tax Distribution shall be made if, and for so long as, such Distribution or Tax Distribution would violate (x) any Law then applicable to the Company or (y) any contractual covenant or agreement between the Company or any of its Subsidiaries and any third-party lender or other bona fide third-party source of financing.

6.9          Determinations by the Board.  Notwithstanding anything to the contrary in this Agreement (other than Section 6.2), in the event the Board determines that it would be prudent to modify the manner in which the Capital Accounts and the allocation of net income or loss (including items thereof, and other tax items) are computed in order to effectuate the intended economic sharing arrangement of the Members or to comply with Section 704 and the Regulations thereunder, the Board may make such modification; provided that, to the extent such a modification has a material disproportionate economic impact on an Investor, the Board shall provide reasonable advance written notice to such impacted Investor of the intended modification (together with any written analysis and information available substantiating such modification) and provide such Investor with a reasonable opportunity to comment on such modification.

ARTICLE VII
ACCOUNTS
7.1          Books.  The Board shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal place of business.  Such books shall be kept on such method of accounting as the Board shall select.  For purposes of the Company’s financial statements, the Company’s assets and liabilities and statements of operations and cash flows shall be prepared in conformity with GAAP.  The Company’s accounting period shall be as determined by the Board.  The books of account of the Company shall be closed after the close of each Fiscal Year.

7.2          Information Rights.

(a)         For so long as a Member owns any Class A Units, the Company shall afford such Member and its Representatives access during normal business hours to (i) the Company’s and its Subsidiaries’ properties, (ii) the corporate, financial and similar records, reports and documents of the Company and its Subsidiaries, including all books and records and (iii) any officers and senior employees of the Company or its Subsidiaries and provide such Member and its Representatives the opportunity to discuss the affairs, finances and accounts of the Company with such officers and senior employees, in each case, (y) for the proper business purposes related to the Company and its Subsidiaries or in order to comply with applicable Law and (z) in such manner as to not interfere with the normal business operations of the Company and its Subsidiaries.

(b)         For so long as a Member owns any Class A Units, the Company shall deliver or cause to be delivered to such Member:

(i)          within one hundred and twenty (120) days after the end of each Fiscal Year (or such longer period of time as is approved by the Board), an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related consolidated income statement, consolidated statement of Members’ equity and consolidated statement of cash flows including all footnotes thereto for such Fiscal Year prepared in accordance with GAAP, consistently applied; and

(ii)          within sixty (60) days after the end of each quarterly accounting period, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarterly accounting period and an unaudited related consolidated income statement, consolidated statement of Members’ equity and consolidated statement of cash flows for such quarterly accounting period prepared in accordance with GAAP (excluding footnotes and normal year-end adjustments), consistently applied.

(c)          Each applicable Member shall (i) bear all expenses incurred in any examination requested by such Member and (ii) obtain written confidentiality agreements in customary form from any agent, employee or certified public accountant auditing or examining the books of account of the Company or its Subsidiaries pursuant to this Section 7.2.

(d)          Notwithstanding anything to the contrary in this Section 7.2, the Company shall not be obligated to provide any Member with access to any information to the extent the Board reasonably believes that disclosure would violate applicable Law, or impair attorney-client or other legal privilege; provided that, the Company and the requesting Member shall cooperate in good faith to permit disclosure of such information in a manner that does not result in such a violation, breach or impairment.

7.3          Tax Matters.

(a)          The Company shall arrange for the preparation of all income and other Tax Returns of the Company and shall cause the same to be filed in a timely manner.  For each Fiscal Year for which the Company is treated as a partnership for U.S. federal income tax purposes, the Company shall use reasonable best efforts to furnish to each Member, an IRS Schedule K-1 (or any successor form and any corresponding form and schedule required to be issued under state or local income tax law) with respect to such Member no later than March 15 following each tax year (other than the first tax year of the Company) and shall furnish such IRS Schedule K-1(or any successor form and any corresponding form and schedule required to be issued under state or local income tax law) to such Member no later than March 31 following each tax year; provided, that with respect to any Fiscal Year in which the Company disposes of an interest in any of its Subsidiaries, the Company shall make commercially reasonable efforts to furnish an IRS Schedule K-1 (or any successor form and any corresponding form and schedule required to be issued under state or local income tax law) with respect to each Member no later than March 31 following each tax year and otherwise shall do so as soon thereafter as is reasonably practicable.  In addition, the Company shall use reasonable best efforts to provide, to the extent reasonably available, such other information as a Member may reasonably request for purposes of complying with tax reporting requirements applicable to such Member.  Except as otherwise provided in Section 4.10 and Section 9.2(c), at the discretion of the Board, the Company shall be entitled to make any tax elections allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company and monitor any governmental tax authority in any audit that such authority may conduct of the Company’s books and records or other documents.  The Company shall, if requested by a Member, elect, in accordance with Code Section 754, to adjust basis in the event any interest of the Company is transferred in accordance with this Agreement or any Company property is distributed to any Member.

(b)          At the request of the Company, each Member shall, to the extent it is reasonably able to, provide the Company with such information, representations, waivers, certificates, duly completed forms and other documentation as is reasonably necessary for the Company or its Affiliates to comply with any withholding, reporting or other tax obligation; provided that, notwithstanding anything to the contrary in this Agreement, no Member shall be required to provide information with respect to any direct or indirect owner of such Member, except to the extent that such information is reasonably available to the applicable Member, is not subject to any non-disclosure restrictions imposed by contractual obligations or policies of the applicable Member, and such information is necessary for the Company and/or its Subsidiaries to comply with any applicable tax filing obligations (including determining whether any Subsidiary of the Company has had an “ownership change” within the meaning of Section 382 of the Code and the Treasury Regulations issued thereunder).

(c)          The Members intend that the Company shall be treated as a partnership for federal, state and local income and franchise tax purposes, and the Company shall not elect, and the Board shall not permit the Company to elect, to be treated as an association taxable as a corporation for federal, state or local income tax purposes under Regulations Section 301.7701-3 or under any corresponding provision of state or local law.  Each Member and the Company shall file all Tax Returns consistent with such treatment.  This characterization, solely for such tax purposes, does not create or imply a general partnership among the Members for any other purpose.

(d)          BridgeBio shall act as the “partnership representative” as defined in Section 6223 of the Code (or corresponding provisions of state or local law) (the “Partnership Representative”) in connection with any tax audit or other tax proceeding, and shall appoint an individual to act as a “designated individual” on behalf, and subject to the direction and control of, the Partnership Representative in accordance with Treasury Regulation 301.6223-1. The Partnership Representative shall have the power and authority to perform in such capacity those duties as may be required to be performed by the “partnership representative” under the Code (and in any similar capacity under state or local Law), and to expend Company funds for reasonable out-of-pocket professional services and costs associated therewith. The Partnership Representative shall advise and consult with the Board from time to time regarding the status of tax-related elections, investigations, proceedings and negotiations with Governmental Authorities.

(e)          If the Company becomes the subject of any audit, assessment or other examination relating to taxes by any tax authority or any judicial or administrative proceedings relating to taxes (a “Tax Audit”), each Member agrees to cooperate with the Board and the Partnership Representative and to do or refrain from doing any or all things reasonably required by them to conduct such Tax Audit (including to implement any modifications to any imputed underpayment or similar amount under Section 6225(c) of the Code, any elections under Sections 6221 or 6226 of the Code and any administrative adjustment request under Section 6227 of the Code)). The Partnership Representative shall provide each Member with any information reasonably requested by such Member with respect to such Tax Audit; provided that the Partnership Representative shall not settle any such Tax Audit without a Member’s prior written consent if such Member would be materially, disproportionately and adversely impacted by such settlement of such Tax Audit (as reasonably determined by the Board).

(f)          Notwithstanding other provisions of this Agreement to the contrary, if any “partnership adjustment” (as defined in the Code) is determined with respect to the Company and the Partnership Representative has not caused the Company to elect pursuant to Section 6226 of the Code to have such adjustment passed through to the Members for the year to which the adjustment relates, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Code) or “partnership adjustment” that does not give rise to an “imputed underpayment” shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith after consulting with the Company’s accountants, tax return preparers or other advisers, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment or imputed underpayment are borne by the Members in the same manner as they would have been borne had the adjustment or imputed underpayment been properly reflected on the Company’s tax returns for the year(s) to which the adjustment relates.  In furtherance of the foregoing, in the event the Company is liable for any “imputed underpayment” which is apportioned to a Member under the foregoing rules for the applicable year, such Member shall promptly reimburse the Company for such amount and such reimbursement shall not be considered a Capital Contribution to the Company by such Member.  The Partnership Representative shall use commercially reasonable efforts to provide to such Member information allowing such Member to file an amended federal income tax return or to follow an alternative procedure to filing an amended federal income tax return, as described in Section 6225(c)(2)(B) of the Code.

(g)          The Company shall use reasonable best efforts to cause the Company (i) not to engage in any activity that would cause a Member (or any direct or indirect beneficial owner thereof, as applicable) that is not a United States person within the meaning of Code Section 7701(a)(30) (A) to recognize, solely as a result of its status as a Member (or any direct or indirect owner thereof, as applicable) of the Company, income that is “effectively connected with the conduct of a trade or business within the United States” within the meaning of Code Section 864(c) of the Code, or (B) to be treated as engaged in a “trade or business within the United States” within the meaning of Section 864(b) of the Code, (ii) not to engage in any activity that would cause a Member (or any direct or indirect beneficial owner thereof, as applicable) to be treated as engaged in commercial activities or recognize income that is treated as derived from the conduct of any commercial activity, in each case within the meaning of Section 892 of the Code and (iii) not to engage in any conduct that would cause a Member (or any direct or indirect beneficial owner thereof, as applicable), shall be deemed to have “unrelated business taxable income” as defined in Section 512 of the Code (including pursuant to the application of Section 514 of the Code).  The Company shall provide the Members with timely written notice if the Company reasonably believes the Company may be treated as engaged in any activity described in the immediately preceding sentence.  The Members acknowledge and agree that the actions and activities of the Company contemplated as of the date of this Agreement are not inconsistent with the foregoing limitations on the activities of the Company.

(h)          At the reasonable written request of any Member, the Company shall use commercially reasonable efforts to promptly provide such Member with any certificate reasonably necessary to mitigate any tax withholding obligations pursuant to a Transfer, including pursuant to Section 1445 or Section 1446 of the Code.

7.4          Fiscal Year.  The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes shall end on December 31 of each calendar year, except as otherwise may be required under Code Section 706 and the Regulations thereunder.

7.5          Initial Budget. The Company’s budget from the date hereof through the end of calendar year 2025 is set forth on Schedule C (the “Initial Budget”).

ARTICLE VIII
TRANSFER OF UNITS IN THE COMPANY
8.1          Prohibition.

(a)          Class A Units.  Without the prior written consent or approval of a majority of the entire Board, prior to the earlier of (i) five (5) years following the Closing or (ii) a Qualified IPO (the “Lock-Up Period”), each Member and any Assignee or Permitted Transferee shall not, directly or indirectly, Transfer any Class A Units or any right or interest therein, other than Transfers (A) of such Class A Units to a Tag-Along Purchaser pursuant to Section 8.9, (B) of Drag-Along Units to a Drag-Along Purchaser pursuant to Section 8.10, or (C) of such Class A Units to a Permitted Transferee of such Member (or such Assignee or Permitted Transferee) in accordance with this Section 8.1.

(b)          Any attempted Transfer of Units by any Member, other than in strict accordance with this Article VIII, shall be null and void ab initio and the purported transferee shall have no rights as a Member or Assignee hereunder, and the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such units for any purpose.  No Member shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio.

(c)          If any Member wishes to Transfer Units to a Permitted Transferee, such Member shall give written notice to the Company of their intention to make such a Transfer not less than ten (10) days prior to effecting such Transfer, which notice shall state the name and address of each Permitted Transferee to whom such Transfer is proposed, the relationship of such Permitted Transferee to such Member and the number of Units proposed to be Transferred to such Permitted Transferee.  In connection with any such Transfer, the Permitted Transferee must, prior to any such Transfer, have agreed in writing to be bound by the provisions of this Agreement and have executed and delivered a joinder agreement substantially in the form set forth on Exhibit A (a “Joinder Agreement”) and such other documents that may be reasonably requested by the Company.  Except as otherwise determined by the Board, it shall be a condition precedent for admittance (and continued admittance) of any natural Person as a party to this Agreement that the spouse of such natural Person execute and deliver to the Company a Spousal Consent, substantially in the form set forth on Exhibit B (a “Spousal Consent”).

(d)          Class B Units. Without the prior written consent or approval of a majority of the entire Board, during the Lock-Up Period, each Member and any Assignee or Permitted Transferee shall not, directly or indirectly, Transfer any Class B Units or any right or interest therein, other than Transfers (i) of Drag-Along Units to a Drag-Along Purchaser pursuant to Section 8.10 or (ii) of such Class B Units to a Permitted Transferee of such Member (or such Assignee or Permitted Transferee) in accordance with this Section 8.1. Management Holdco shall not cause or permit any Transfer of any Class B Units or Corresponding Management Holdco Units, except for Transfers of Class B Units or Corresponding Management Holdco Units to the extent permitted by the terms of this Agreement, of the Management Holdco Operating Agreement (to the extent consistent with the terms of this of this Agreement) or the Applicable Class B Unit Agreement, including pursuant to a forfeiture, cancellation or repurchase provision of the Applicable Class B Unit Agreement.

(e)          Permitted Transfer.  Any Transfer permitted under this Section 8.1 is referred to herein as a “Permitted Transfer”.

(f)          Qualified IPO.  This Section 8.1 shall terminate upon the consummation of a Qualified IPO; provided that, any subsequent lock-up period, if applicable, will be determined in accordance with Section 9.3(b).

8.2          Conditions to Permitted Transfers.

(a)          Without limiting the restrictions on Transfers and other terms of Section 8.1, a Member shall be entitled to make a Permitted Transfer only upon satisfaction of each of the following conditions, unless waived by the Board:

(i)          such Transfer does not require the registration or qualification of such Units pursuant to any applicable federal or state securities Laws;

(ii)         such Transfer does not result in a violation of applicable Laws;

(iii)        such Transfer would not cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

(iv)        such Transfer would not, in the opinion of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(v)          such Transfer is in compliance with, and does not cause the Company to lose, its status as a partnership for federal, and, where applicable, state and local, income tax purposes;

(vi)        such Transfer is not made to any Person who lacks the legal right, power or capacity to own Units;

(vii)       such Transfer does not create a material risk that the Company would become a “publicly traded partnership” that would be subject to tax as a corporation for U.S. federal income tax purposes;

(viii)      such Transfer does not cause the Company to become a reporting company under the Exchange Act; and

(ix)        such Transfer does not subject the Company to regulation under the Investment Company Act of 1940 or the Investment Advisers Act of 1940.

(b)          Notwithstanding anything in Section 8.2(a) to the contrary, none of the conditions set forth in Section 8.2(a) shall apply to the following types of Transfers by Members: (i) any Transfer of Units or other securities of the Company to a Company Offeror that is formed for the purpose of engaging in a Qualified IPO or that otherwise acts as the issuer in a Qualified IPO, (ii) any Transfer in a Qualified IPO of Units or other securities of any Company Offeror that is formed for the purpose of engaging in a Qualified IPO or that otherwise acts as the issuer in a Qualified IPO, (iii) any Transfer of Units in connection with a Conversion Transaction, (iv) any Transfer of Units pursuant to Section 8.8, (v) any Transfer of Class A Units to a Tag-Along Purchaser pursuant to Section 8.9, (vi) any Transfer of Units to a Drag-Along Purchaser pursuant to Section 8.10 or (vii) any Transfer of Class B Units pursuant to a forfeiture, cancellation or repurchase provision of the Applicable Class B Unit Agreement.

8.3          Effect of Transfers.

(a)          Upon any Transfer effected in compliance with this Article VIII (other than Permitted Transfers to a Permitted Transferee), the Assignee of the Transferred Units shall be entitled to receive the Distributions and allocations of income, gain, loss, deduction, credit or similar items to which the transferring Member would be entitled with respect to such Units, but shall not be entitled to exercise any of the other rights of a Member with respect to the transferring Member’s Units, including the right to vote, unless and until such Assignee is admitted to the Company as a Substitute Member pursuant to Section 8.5.

(b)          Upon any Permitted Transfer to a Permitted Transferee, the Assignee of the Transferred Units shall be entitled to all rights of the transferor with respect to the Transferred Units and shall become a Substitute Member hereunder subject to such Permitted Transferee’s compliance with Section 8.1(c), Section 8.2 and Section 8.5.

8.4          Admission of Additional Members.  A Person shall become an Additional Member pursuant to the terms of this Agreement only if and when each of the following conditions is satisfied:

(a)          the Board approves such Person’s admission;

(b)          the Board determines the nature and amount of the Unit Consideration to be paid by such Person to the Company (if any);

(c)         the Company has received such Person’s Unit Consideration payable to the Company (if any); and

(d)         the Company receives written instruments, including a Joinder Agreement and, to the extent applicable, a Spousal Consent, that are in substantially the forms attached as Exhibits hereto.

8.5          Admission of Assignees as Substitute Members.  Except as otherwise provided in Section 8.3(b), an Assignee of all or any portion of the Units of a Member shall become a Substitute Member of the Company only if and when each of the following conditions is satisfied:

(a)          such Assignee is (i) a Permitted Transferee, (ii) the acquiror in an Unrelated Party Transfer effected in accordance with Section 8.7 or (iii) the Board approves such Assignee’s admission; and

(b)          the Company receives a Joinder Agreement and, to the extent applicable, a Spousal Consent, that are in substantially the forms attached as Exhibits hereto.

8.6          Withdrawal of Members upon Transfer.

(a)          If a Member has Transferred all of its Units in one or more Permitted Transfers or otherwise in compliance with this Agreement, then such Member shall withdraw from the Company on the date upon which each Assignee of such Units has been admitted as a Substitute Member in accordance with Section 8.3(b) or Section 8.5, and such Member shall no longer be entitled to exercise any rights or powers of a Member under this Agreement; provided (i) that no cessation of any Person as a Member shall (A) relieve a Person that is not a natural person from their obligation hereunder to reacquire any Units from a Permitted Transferee that ceases to qualify as such hereunder (and if such Person ceases to hold Units due to transfers to one or more Permitted Transferees such Person shall also continue to be subject to the Transfer restrictions in this Article VIII) or (B) affect the obligation of such Member to fund such Member’s Additional Cash Contributions (if applicable); and (ii) all rights of such Person in Article XII shall survive any termination of such Person’s membership in the Company.

(b)          No Member shall have the right to withdraw from the Company other than pursuant to Section 8.6(a).

8.7          Right of First Offer.

(a)          Prior to a Qualified IPO or Change of Control (and subject to the expiration of the Lock-Up Period, if applicable), if a Member holding Class A Units or any of its Assignees or Permitted Transferees (the “Transferring Member”) proposes to Transfer, directly or indirectly, any Class A Units or any right or interest therein (the “Offered Units”) to any Person other than the Company or a Permitted Transferee of the Transferring Member (an “Unrelated Party Transfer”), then the Transferring Member shall deliver to the other Members holding Class A Units (each a “Non-Transferring Member”) a written notice (a “ROFO Sale Notice”) setting forth the number of Offered Units proposed to be Transferred and the other material terms and conditions of the proposed Transfer that would reasonably be expected to have a material impact on the value of the Transfer (collectively, the “ROFO Terms”).

(b)          The Non-Transferring Members shall have a right of first offer with respect to any proposed Unrelated Party Transfer by a Transferring Member; provided that each Non-Transferring Member shall have the right to purchase such Non-Transferring Member’s ROFO Portion of the Offered Units.  A Non-Transferring Member’s “ROFO Portion” is an amount obtained by multiplying (i) the number of Offered Units by (ii) a fraction, the numerator of which is the number of Class A Units then held by such Non-Transferring Member and the denominator of which is the number of Class A Units then issued and outstanding.  Each time the Transferring Member proposes to Transfer any Offered Units in an Unrelated Party Transfer, the Transferring Member shall first make an offering of the Offered Units to the Non-Transferring Members in accordance with this Section 8.7. Each Non-Transferring Members may exercise its right of first offer within sixty (60) days following their receipt of a ROFO Sale Notice (such period, the “ROFO Election Period”) by delivering to the Transferring Member a written offer to purchase its ROFO Portion of the Offered Units (the “ROFO Offer”), which ROFO Offer sets forth the proposed purchase price and all other material terms and conditions pursuant to which such Non-Transferring Member is willing to purchase the Offered Units. Any ROFO Offer shall be binding and irrevocable for the duration of the applicable ROFO Acceptance Period.

(c)          If any Non-Transferring Member delivers a ROFO Offer pursuant to and in accordance with Section 8.7(b) within the ROFO Election Period, then the Transferring Member may (but shall have no obligation to) accept or reject, for any or no reason, such ROFO Offer during the thirty (30) day period after receipt by the Transferring Member of a ROFO Offer from such Non-Transferring Member (the “ROFO Acceptance Period”); provided that, if the Transferring Member does not accept, or fails to respond to, any ROFO Offer within the ROFO Acceptance Period, then it shall be deemed to have rejected such ROFO Offer. If the Transferring Member accepts any ROFO Offer, the Transferring Member shall notify the applicable Non-Transferring Members of such acceptance in a written notice (a “ROFO Acceptance Notice”). Following the delivery of a ROFO Acceptance Notice, the Transferring Member and the applicable Non-Transferring Members shall negotiate in good faith to complete the sale, purchase and Transfer of (and payment for) the relevant Offered Units at the same price and on the same other terms and conditions of Transfer as set forth in the applicable ROFO Offer within ninety (90) days after the delivery of the ROFO Acceptance Notice.

(d)         If any Non-Transferring Member declines or does not exercise its right of first offer pursuant to Section 8.7(b), the remaining Non-Transferring Members shall have the right to purchase such Class A Units that could have been purchased by such declining Non-Transferring Member; provided that if the remaining Non-Transferring Members have oversubscribed for such Class A Units, then such Class A Units will be allocated on a pro rata basis as between such remaining Non-Transferring Members based on their respective Class A Units holdings).  The notice issuances and corresponding timing requirements contemplated by Sections 8.7(a)-(c) shall apply to this Section 8.7(d) mutatis mutandis, except that the referenced 30-day periods shall be replaced with 10-day periods.

(e)          If, following the occurrence of all procedures in Sections 8.7(a)-(d) (such time, the “ROFO End Period”), any portion of the Offered Units was not offered for purchase by any of the Non-Transferring Members, then the Transferring Member shall be free to effect an Unrelated Party Transfer with respect to such unsubscribed Offered Units so long as such Transfer (i) shall be at a price per Class A Unit that is same as or greater than the price per Class A Unit set forth in the ROFO Offer, (ii) shall otherwise be made upon terms no less favorable in the aggregate to the Transferring Member than those set forth in the ROFO Offer, and (iii) shall comply with the provisions of Section 8.2; provided that, if a definitive written agreement evidencing such Unrelated Party Transfer is not executed within one hundred twenty (120) days following the ROFO End Period, then the Transferring Member may not consummate such sale without again complying with the procedures set forth in this Section 8.7.

8.8          Call Rights.

(a)          Call Right.  With respect to any Management Holder, during any six (6) month period commencing on the date of effectiveness of Termination of such Management Holder (the last day of such period, the “Call Notice Deadline”), the Company shall have the right, but not the obligation, to purchase from Management Holdco, and Management Holdco shall have the obligation to sell to the Company, all or any portion of the Vested Class B Units or any other Units held by Management Holdco, up to the amount of Corresponding Management Holdco Units held by the applicable Management Holder (all of the Vested Class B Units and any other Units held by Management Holdco which may be purchased by the Company pursuant to this sentence, the “Called Units”).  The purchase price (the “Call Price”) for any Called Units repurchased in accordance with this Section 8.8(a) shall be equal to the Fair Market Value of such Called Units on the date the Call Notice is delivered; provided, however, that in the event that the Termination of the Management Holder is for Cause, the Call Price for any Called Units repurchased in accordance with this Section 8.8 shall be equal to the lesser of (A) the cost paid by the Management Holder to directly or indirectly acquire such Called Units (which, for purposes of Vested Class B Units, shall be deemed to be $0) less any Distributions previously made with respect to such Called Units and (B) the Fair Market Value (after giving effect to any Losses arising from any conduct constituting Cause) of such Called Units on the date the Call Notice is delivered (the “Call Right”).  Management Holdco shall, concurrently with any purchase of Called Units hereunder, repurchase the equivalent number and type of such Units from the Management Holder pursuant to the terms of the Management Holdco Operating Agreement.  The Company and Management Holdco shall reasonably cooperate to consider alternative structures for implementing the exercise of any Call Right in a manner that would minimize any taxes imposed on the Members with respect to the purchase of Called Units and the funding of such purchase; provided, that no such alternative structure shall be implemented without the consent of BridgeBio if such structure could reasonably be expected to have a disproportionate and adverse effect on BridgeBio or any of its Affiliates. Exercise of the Call Right shall not be deemed to limit any other rights or remedies of the Company or any of its Affiliates relating to any conduct constituting Cause.

(b)          Call Notice.  The Company may exercise its Call Right by delivery of a written notice to Management Holdco and the applicable Management Holder of the Company’s election to exercise its Call Right on or prior to the Call Notice Deadline and setting forth the categories and number of Called Units it will purchase (the “Call Notice”).

(c)          Closing.  The closing of any purchase and sale of Called Units shall take place within ninety (90) days following the delivery of the Call Notice at the principal office of the Company or at such other time and location as the parties to such repurchase may mutually determine (the “Management Repurchase Closing”); provided that, if applicable, the deadline for payment by the Company pursuant to this Section 8.8 may be extended as required from time to time by the Company’s and its Subsidiaries’ debt financing arrangements or for regulatory reasons.  At the Management Repurchase Closing, Management Holdco and the applicable Management Holder shall be required to make customary representations and warranties to the Company, including as to Management Holdco and such Management Holder’s authority to sell, the enforceability of agreements against such Person, that the Called Units shall be free and clear of any Liens (other than pursuant to U.S. federal and state (and other jurisdiction) securities laws), that it is the sole beneficial and record owner of such Called Units.  At the Management Repurchase Closing, the Company shall deliver payment in full in immediately available funds for the Called Units purchased by it.  Purchases of any Called Units shall be settled in cash. At the Management Repurchase Closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(d)          Other.  Notwithstanding anything set forth in this Section 8.8 to the contrary, the Company shall not purchase any Called Units pursuant to the Call Right until the date that is six (6) months and one (1) day following the date of the issuance or vesting of such Called Units, whichever is later, and in the event that any Called Units subject to the Call Right were issued or vested within the six (6) months immediately preceding the Call Notice Deadline, then the Call Notice Deadline shall become the date that is thirty (30) Business Days following the expiration of such six (6) month period.

8.9          Tag-Along Rights.

(a)          General.  Subject to Section 8.10 and the other terms of this Agreement, if at any time prior to the consummation of a Qualified IPO or a Change of Control, any Member proposes to Transfer, directly or indirectly, in one or more related transactions, Class A Units then held by such Member (“Tag-Along Seller”) representing in excess of one percent (1%) of the Class A Units then issued and outstanding] (the “Offered Tag Units”) (a “Tag-Along Sale”), to a Person other than one of such Member’s Permitted Transferees (the “Tag-Along Purchaser(s)”), then each other Member holding Class A Units (each a “Tag-Along Rightholder”) shall have the right (the “Tag-Along Right”), upon the terms and conditions set forth in this Section 8.9 and Section 8.11, to sell to such Tag-Along Purchaser such Tag-Along Rightholder’s Tag-Along Portion of its Class A Units in such Tag-Along Sale.  A Tag-Along Rightholder’s “Tag-Along Portion” is an amount obtained by multiplying (i) the number of Offered Tag Units in a Tag-Along Sale by (ii) a fraction, the numerator of which is the number of Class A Units then held by such Tag-Along Rightholder and the denominator of which is the number of Class A Units then issued and outstanding.

(b)          Procedure.  The Tag-Along Seller shall give written notice (the “Sale Notice”) to each Tag-Along Rightholder of any Tag-Along Sale giving rise to the rights pursuant to this Section 8.9 at least twenty (20) Business Days prior to the proposed consummation of such sale, setting forth the material terms of the proposed Tag-Along Sale, including in reasonable detail (to the extent known or available) (A) the number of Offered Tag Units proposed to be sold by the Tag-Along Seller, (B) the maximum number of Class A Units that may be sold by such Tag-Along Rightholder, (C) the identity of the proposed Tag-Along Purchaser, (D) the proposed amount and form of consideration and other material terms and conditions offered by such Tag-Along Purchaser, (E) the proposed date and time of the closing of the Tag-Along Sale, (F) a copy of the form of Transfer agreement proposed to be executed in connection with the Tag-Along Sale and (G) a representation that such Tag-Along Purchaser has been informed of the rights provided for in this Section 8.9.  The rights provided by this Section 8.9 must be exercised by any Tag-Along Rightholder within fifteen (15) Business Days following receipt of the Sale Notice (the “Tag-Along Period”), by delivery of an irrevocable written notice (the “Tag-Along Election Notice”) to the Tag-Along Seller indicating such Tag-Along Rightholder’s (each a “Tagging Member”) election to exercise its rights, in whole or in part, pursuant to this Section 8.9 and specifying the number of Class A Units to be sold by such Tagging Member in the Tag-Along Sale or indicating that the Tagging Member wants to sell all of the Tagging Member’s Class A Units that it is permitted to sell (calculated in accordance with Section 8.9(a)).  Any Tag-Along Rightholder may waive its rights under this Section 8.9 with respect to any Tag-Along Sale prior to the expiration of such fifteen (15) Business Day period by giving written notice to the Tag-Along Seller, with a copy to the Company. Each Tag-Along Rightholder who does not timely deliver a Tag-Along Election Notice shall be deemed to have waived its right to participate in such Tag-Along Sale.

(c)          Reduction of Class A Units Transferred.  The Tag-Along Seller shall attempt to obtain the inclusion in the proposed Tag-Along Sale of the entire number of Class A Units which each of the Tagging Members shall have requested to be included in the Tag-Along Sale (as evidenced, in the case of the Tag-Along Seller, by the Sale Notice and, in the case of each Tagging Member, by such Tagging Member’s Tag-Along Election Notice).  In the event that the Tag-Along Seller shall be unable to obtain the inclusion of such entire number of Class A Units in the proposed Tag-Along Sale, the number of Class A Units to be sold in the proposed Tag-Along Sale shall be allocated among the Tag-Along Seller and the Tagging Members in proportion, as nearly as practicable, to the respective number of shares of Class A Units specified for Transfer in accordance with this Section 8.9 by the Tag-Along Seller and each Tagging Member (as evidenced, in the case of the Tag-Along Seller, by the Sale Notice and, in the case of each Tagging Member, by such Tagging Member’s Tag-Along Election Notice).

(d)          Terms and Consideration.  In connection with any Tag-Along Sale, subject to Section 8.11, each Tagging Member shall receive the same per unit consideration (including in respect of the amount and form of consideration) for any of its Class A Units that are actually included in the Tag-Along Sale pursuant to this Section 8.9.  Each Tagging Member shall otherwise be entitled to participate in such Tag-Along Sale on terms and conditions no less favorable in any material respect than those that apply to the Tag-Along Seller.  The consideration to be paid in respect of the Class A Units owned by a Tagging Member that are actually included in such Tag-Along Sale in accordance with this Section 8.9 shall be an amount equal to the aggregate amount that would be distributed to such Tagging Member pursuant to Section 6.4 in respect of such Class A Units in a hypothetical liquidation of the Company, which aggregate liquidation value of the Company shall be based on the aggregate purchase price to be paid in respect of the Class A Units proposed to be sold by the Tag-Along Rightholders in the Tag-Along Sale.

(e)          Consummation of Tag-Along Sale.  The Tag-Along Seller shall have sixty (60) days following the expiration of the Tag‑Along Period in which to consummate the Tag-Along Sale, on terms not more favorable to the Tag-Along Seller than those set forth in the Sale Notice (which such 60-day period may be extended for a reasonable time, not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority).  If at the end of such period the Tag-Along Seller has not completed the Tag-Along Sale, the Tag-Along Seller may not then effect a Transfer that is subject to this Section 8.9 without again fully complying with the provisions of this Section 8.9.

(f)          Scope.  The provisions of this Section 8.9 shall not apply to (i) Transfers to a Permitted Transferee of any Member or any director, officer or employee of the Company or any of its Subsidiaries, (ii) any Transfer of Units upon exchange of such Units pursuant to a Conversion Transaction, (iii) any Transfer of Drag-Along Units to a Drag-Along Purchaser pursuant to Section 8.10 or (iv) any Transfer in connection with a Qualified IPO.  The provisions of this Section 8.9 are in addition to, and not in limitation of, any other restrictions on Transfers of Units contained in this Agreement.

8.10          Drag-Along Rights.

(a)          General.  Prior to a Qualified IPO or a Change of Control, (x) a Member or Members representing at least a majority of the issued and outstanding Voting Units (which majority must include each of (i) Viking, so long as the Investor Member Sell-Down Event in respect of Viking has not occurred, (ii) Patient Square, so long as the Investor Member Sell-Down Event in respect of Patient Square has not occurred, (iii) BridgeBio, so long as the Investor Member Sell-Down Event in respect of BridgeBio has not occurred and (iv) NK, so long as the Investor Member Sell-Down Event in respect of NK has not occurred), (y) following the fifth (5th) anniversary of the Closing, subject to the Minimum Return Condition being satisfied, a Member or Members representing at least a majority of the issued and outstanding Voting Units or (z) following the seventh (7th) anniversary of the Closing, each of (A) Viking, so long as the Investor Member Sell-Down Event in respect of Viking has not occurred or (B) Patient Square, so long as the Investor Member Sell-Down Event in respect of Patient Square has not occurred (such Persons in prongs (x), (y) and (z), as applicable, the “Drag-Along Sellers”), shall have the right, by delivery of a written notice to the Company to require that the Company pursue and cause a sale of the Company (or one or more of its assets, divisions or Subsidiaries) (a “Drag-Along Sale”), and the Drag-Along Sellers may require each other equityholder of the Company (each a “Dragged Member”) to Transfer its Drag-Along Portion of such equityholder’s Units to the prospective purchaser (the “Drag-Along Purchaser”). “Minimum Return Condition” shall mean that each Investor has received or will receive its respective Priority Return upon the consummation of the sale of the Company (or one or more of its assets, divisions or Subsidiaries); provided that such Minimum Return Condition may be waived or reduced with written approval from both Viking and Patient Square.

(b)          Drag-Along Notice.  Drag-Along Sellers shall send written notice (the “Drag-Along Notice”) of the exercise of their rights pursuant to this Section 8.10 to each Dragged Member at least thirty (30) days prior to the consummation of the Drag-Along Sale.  The Drag-Along Notice shall set forth the material terms and conditions of the Drag-Along Sale, including (to the extent available) (i) the form and amount of consideration to be paid for the Units, (ii) the identity of the Drag-Along Purchaser, (iii) the proposed date and time of the closing of the Drag-Along Sale and (iv) a copy of the form of definitive agreement proposed to be executed in connection with the Drag-Along Sale.  If the Drag-Along Sellers consummate the Drag-Along Sale to which reference is made in the Drag-Along Notice, each Dragged Member shall be bound and obligated to Transfer the applicable Drag-Along Portion of its Units (the “Drag-Along Units”) in such Drag-Along Sale subject to the terms and conditions set forth in this Section 8.10 and Section 8.11.  Any Drag-Along Notice may be rescinded by the Drag-Along Sellers at any time prior to consummation of the Drag-Along Sale by Drag-Along Sellers delivering written notice thereof to each Dragged Member.

(c)          Cooperation.  Without limiting Section 8.11(a), in connection with any Drag-Along Sale that is effected in accordance with the terms and conditions set forth in this Section 8.10 and Section 8.11, each Dragged Member hereby agrees:  (i) to vote or cause to be voted (whether at a meeting or by written consent in lieu thereof, at the option of the Drag-Along Sellers) all equity securities that the Dragged Member holds or with respect to which the Dragged Member has the power to direct the voting and which the Dragged Member is entitled to vote on such proposed Drag-Along Sale in favor of such proposed Drag-Along Sale; (ii) if the Drag-Along Sale is structured as a merger, consolidation or similar business combination, to waive (and hereby does waive) all appraisal rights, dissenters rights and similar rights (if any) in connection therewith; and (iii) not to make any claim or take any action reasonably likely to hinder, impede, delay or have an adverse effect on such Drag-Along Sale.

(d)          Facilitation. Notwithstanding anything contained in this Section 8.10 to the contrary, the Board shall control the day-to-day management of any Drag-Along Sale and shall (i) pursue such Drag-Along Sale in good faith and use reasonable best efforts to effect such Drag-Along Sale on reasonably acceptable terms and conditions consistent with the Drag-Along Notice; and (ii) consult in good faith with the Drag-Along Sellers with respect to the following matters in connection with such Drag-Along Sale: (A) the number, nature and identity of any potential bidders approached, (B) the selection of any investment banking firm or any other advisors and the terms of engagement with such third parties, (C) drafts of any information memorandums, management presentations, purchase agreements, contracts or other material documents developed or produced in connection with the sale process and (D) the final terms of any such Drag-Along Sale and corresponding documentation.

(e)          Terms and Consideration.  Subject to Section 8.11, in connection with any Drag-Along Sale, (i) the Transfer of each Dragged Member’s Units shall be on terms and conditions which are not economically less favorable to the Dragged Members in any non-de minimis respect than those applicable to the Drag-Along Sellers and (ii) the Dragged Members shall receive (A) the same per unit consideration as the Drag-Along Sellers with respect to such Dragged Members’ Class A Units and (B) the same form or combination of forms of consideration as the consideration proposed to be paid to the Drag-Along Sellers; provided that each Dragged Member will receive in such Drag-Along Sale in respect of its Units the aggregate amount that would be distributed to such Dragged Member in respect of such Units in a hypothetical liquidation of the Company pursuant to Section 6.4, which aggregate liquidation value of the Company shall be based upon the aggregate purchase price to be paid in the Drag-Along Sale.  If the Drag-Along Sellers are given an option as to the form and amount of consideration to be received, to the extent reasonably possible the same option will be given to the Dragged Members.  When used in this Section 8.10, the phrase “same per unit consideration” shall not include any employment, consulting, change of control or any other consideration payable to the Dragged Members who are Management Holders pursuant to any other arrangements, whether in connection with such Drag-Along Sale or otherwise, and the phrase “same form of consideration” shall not apply to any Units in connection with a “rollover” in such Drag-Along Sale.  Each Member acknowledges and agrees that depending upon the aggregate consideration to be distributed in connection with the Drag-Along Sale, certain classes or series of Units may receive less consideration per Unit than other classes or series of Units, and certain classes or series may receive no consideration in the Drag-Along Sale.

(f)          Class B Units.  Notwithstanding anything to the contrary herein, in the event of a Drag-Along Sale, the Board may (i) cancel and redeem any Class B Unit or (ii) cause any Class B Unit to be converted into or exchanged for Class A Units or other securities, in each case, at a value equal to the value that would have been distributed to such Class B Unit in such Drag-Along Sale in respect of such Class B Unit in a hypothetical liquidation of the Company pursuant to Section 6.4, which aggregate liquidation value of the Company shall be based upon the aggregate purchase price to be paid in the Drag-Along Sale.

8.11          Certain Terms and Conditions Applicable to Drag-Along Sales and Tag-Along Sales.  The following provisions shall apply to any proposed Transfer of Units or other transaction to which Section 8.9 or Section 8.10 applies (each an “Article 8 Transaction”), except to the extent any provision of this Section 8.11 by its terms only applies to a specified subset of such Sections:

(a)          Efforts. Each Dragged Member or Tagging Member (each an “Article 8 Seller”), whether in such Person’s capacity as a Member, equityholder, officer, director or employee of the Company, shall, to the maximum extent permitted by Law, take all actions customary, necessary or desirable in order to consummate expeditiously any Article 8 Transaction and any related transactions, including executing, acknowledging and delivering any applicable equity purchase agreement, merger agreement, consents, assignments, waivers, releases, letters of transmittal, and other documents or instruments necessary (including a release of claims, furnishing information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with governmental authorities) and otherwise reasonably cooperate with any Drag-Along Seller, Tag-Along Seller, Tag-Along Purchaser or Drag-Along Purchaser, in each case, subject to the applicable terms of Section 8.9 and Section 8.10.  Without limiting the generality of the foregoing:

(i)          each Article 8 Seller shall, on a several and not joint basis (in accordance with its pro rata portion (determined based on the respective proceeds payable to each Article 8 Seller in connection with such Article 8 Transaction in accordance with Section 6.4) (the “Pro Rata Share”)): (A) make customary individual fundamental representations and warranties as to (1) such Article 8 Seller’s own organization, (2) such Article 8 Seller’s power, authority, capacity and legal right to enter into and consummate the transactions contemplated by any applicable agreement to which such Article 8 Seller becomes party, (3) the unencumbered title to such Article 8 Seller’s Units (other than encumbrances arising under this Agreement or pursuant to U.S. federal and state (and any other applicable jurisdiction) securities laws, (4) the absence of any conflict with respect to such Article 8 Seller’s Units or the Transfer thereof to the extent such conflict limits its ability to enter into and consummate the transactions contemplated by any applicable agreement to which such Article 8 Seller becomes a party and (5) the binding effect and enforceability of any applicable agreement to which such Article 8 Seller becomes a party; and (B) provide customary indemnification with respect to a breach thereof (taking into account the limitations set forth in Section 8.11(a)(v) other than with respect to preceding prongs (2) and (3));

(ii)          subject to Section 8.11(a)(v), each Article 8 Seller shall, on a several and not joint basis (in accordance with its Pro Rata Share), be liable (whether by transaction expenses, purchase price adjustment, escrows, indemnity payments or other similar items) in respect of representations, warranties, covenants and agreements made in respect of the Company and its Subsidiaries;

(iii)        none of the Article 8 Sellers shall be required to agree to (A) any non-compete, non-solicitation, non-disparagement or other similar restrictive covenants (other than confidentiality obligations that are no more restrictive than the confidentiality obligations applicable to the Tag-Along Seller or the Drag-Along Sellers (as applicable) or (B) any restrictive covenants that bind any portfolio company of any Fund Investor;

(iv)        none of the Article 8 Sellers shall be liable for any individual representation, warranty, covenant or other agreements made by any other Article 8 Seller or the Tag-Along Seller or the Drag-Along Sellers, as applicable; and

(v)          the aggregate liability of each Article 8 Seller shall in no event exceed the proceeds received (taking into account any amounts in escrow) by such Article 8 Seller in connection with such Article 8 Transaction.  Further, no Article 8 Seller will be required to bear more than its Pro Rata Share of any escrows, holdbacks, adjustments or indemnification obligations.

(b)          No Liability.  All determinations as to whether to complete any Article 8 Transaction be at the sole discretion of the Tag-Along Seller or the Drag-Along Sellers (as applicable), and the Tag-Along Seller and the Drag-Along Sellers and their respective Affiliates shall not have any liability arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Article 8 Transaction (except to the extent the Tag-Along Seller and the Drag-Along Sellers (as applicable) fails to comply with the provisions of Section 8.9, Section 8.10 or this Section 8.11) or any other transaction pursuant to Article VIII or Article IX.

(c)          Closing.  Subject to compliance with this Agreement and applicable law, the closing of an Article 8 Transaction shall take place at such time and place as the Tag-Along Seller or the Drag-Along Sellers, as applicable, shall specify by written notice to each Article 8 Seller.  At the closing of such Article 8 Transaction, each Article 8 Seller shall (if applicable) deliver the certificates evidencing the Units to be Transferred by such Article 8 Seller, duly endorsed, or with unit (or equivalent) powers duly endorsed for transfer with signature guaranteed, free and clear of any Liens (other than pursuant to U.S. federal and state (and other jurisdiction) securities laws).

(d)          Expenses.  In connection with the negotiation or consummation of any Article 8 Transaction, the Tag-Along Seller or the Drag-Along Sellers, as applicable, and each Article 8 Seller shall bear (i) all costs and expenses incurred by such Person on an individual basis for such Person’s sole benefit and (ii) its respective Pro Rata Share of the costs and expenses incurred by such Person, to the extent such costs and expenses are incurred for the benefit of all participating Members (including the costs and expenses incurred in respect of collective documentation and advice for such Article 8 Transaction), are reasonable and documented and are not otherwise paid by the Company or the acquiring party, in each case in connection with such Article 8 Transaction, whether or not such Article 8 Transaction is consummated.

(e)          Expiration.  Section 8.9, Section 8.10, and this Section 8.11 (other than any unsatisfied or ongoing obligations pursuant to this Section 8.11 in connection with any Article 8 Transaction) shall expire upon the consummation of a Qualified IPO.

8.12        Effect of Notices.  Notwithstanding any provision hereof to the contrary, the giving to the holders of Units of any Drag-Along Notice or any Sale Notice shall not obligate the Drag-Along Sellers or Tag-Along Seller, respectively, to consummate or effect any transaction referred to therein.

8.13        After-Acquired Securities.  All of the provisions of this Agreement shall apply to all of the Units now owned or which may be issued or Transferred hereafter to a Member or other equity holder of the Company in consequence of any additional issuance, purchase, exchange or reclassification of any of such Units, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Member or other equity holder of the Company in any other manner.

8.14        Management Holdco Purchase Rights.  If Management Holdco is required pursuant to this Agreement, the Management Holdco Operating Agreement or an agreement approved by the Board and the manager or other managing body of Management Holdco, or the Board and the manager or other managing body of Management Holdco otherwise elect or agree, to repurchase membership interests of Management Holdco (the “Indirect Management Purchase Units”) held by a member of Management Holdco (an “Indirect Management Member” and any such repurchase, an “Indirect Management Repurchase”), then the Company shall repurchase from Management Holdco all of the Units held by Management Holdco that are attributable to the Indirect Management Purchase Units (the “Corresponding Direct Management Units”) at a price per Corresponding Direct Management Unit equal to the per unit price paid for each Indirect Management Purchase Unit or such other price provided pursuant to Section 5.4.  The repurchase described in this Section 8.14 may be effected by causing the Indirect Management Purchase Units being repurchased to be exchanged for Corresponding Direct Management Units followed by a repurchase of such interests by the Company. For clarity, any Indirect Management Repurchase or other transaction contemplated by this Section 8.14 shall be subject to the prior approval of the Board.

ARTICLE IX
QUALIFIED IPO;
REGISTRATION RIGHTS
9.1          Qualified IPO Mechanics.

(a)          Conversion Transaction.  In connection with the consummation of a Qualified IPO, the Board may: (i) reorganize the Company into a corporation incorporated under the Laws of the State of Delaware or such other jurisdiction in such manner as the Board deems appropriate, efficient and in the best interests of the Company (and the Board shall use commercially reasonable efforts to effectuate such reorganization in a manner that is tax efficient for both the Company and its Members and the owners of such Members), subject to the requirements of this Section 9.1, including by way of conversion, merger, recapitalization, exchange or asset and liability transfer, in each case, giving effect to the same economic and voting rights contained in this Agreement after taking into consideration the structure of the Company and the Company’s Subsidiaries and their respective classes of securities (the transactions described in this clause (i) being referred to herein as a “Conversion Transaction”); (ii) cause the exchange of Units for shares of common stock or other equity securities of a holding company formed to hold all or substantially all of the assets of the Company’s Subsidiaries or any other Company Offeror that will be the issuer in such Qualified IPO; (iii) cause the treatment of the Class B Units in connection with such Qualified IPO as determined by the Company to be in accordance with the terms of the Applicable Class B Unit Agreements; or (iv) take any such other action as the Board may determine in good faith to create an appropriate vehicle to effectuate a Qualified IPO.

(b)          Effect of Conversion Transaction.  Prior to or upon consummation of a Qualified IPO involving a Conversion Transaction, this Agreement shall be replaced by a stockholders agreement (or agreements) executed by the Company Offeror and the Members containing terms and conditions substantially similar to those set forth herein, except that all references to the Class A Units and the Class B Units, respectively, in this Agreement shall be deemed to refer to the corresponding class, series or tranche of equity securities, as applicable, into which such Class A Units, and Class B Units were converted or exchanged in such Conversion Transaction, respectively, and all references to the Company herein shall be deemed to refer to the Company’s successor.  The certificate of incorporation and bylaws of the Company Offeror shall be in such form as is approved by the Board; provided that they do not conflict with or vary the terms and conditions of the replacement agreement (or agreements) described in the preceding sentence, and provided, further, that the certificate of incorporation of the Company Offeror shall contain a corporate opportunity provision substantially similar to the one contained in Section 4.9(a)-(c) and provisions reflecting the Company Offeror’s election to not be governed by Section 203 of the Delaware General Corporation Law (or similar provision, if the Company Offeror is incorporated in a jurisdiction other than Delaware).  The terms of any such stockholders agreement (or agreements) to be entered into among the Company Offeror and the Members in connection with a Conversion Transaction shall, to the extent practicable and permitted by applicable Law, rule, regulation or historical standard, and except as otherwise provided herein, replicate the provisions of this Agreement with respect to (i) the Board designation rights set forth in Article IV (except to the extent that any of the rights granted therein would be inconsistent with the requirements of any securities exchange on which the Company Offeror’s securities will be traded or quoted after the Qualified IPO, in which case the rights granted herein shall be replicated to the greatest extent practicable consistent with the requirements of such exchange), (ii) the exculpation and indemnification provisions set forth in Article XII and (iii) the amendment provisions set forth in Article XIII, in each case, with appropriate modification to reflect the corporate structure of the Company Offeror.

(c)          Cooperation of Members.  In connection with and in order to facilitate a Qualified IPO and any related Conversion Transaction, each Member shall take all such action as is reasonably necessary (including making any applicable tax elections or the voting of all equity interests in the Company Offeror owned by such person) in order to effect amendments to the Company Offeror’s organizational documents as are customary for a company which is to engage in an initial public offering of its equity securities and which are reasonably requested by the managing underwriters in order to expedite or facilitate the disposition of the equity securities of the Company Offeror in connection with such offering and any Conversion Transaction; provided, however, that no Member holding a certain type or class of Units shall be required to take any actions not required from the other Members holding the same type or class of Units.  Each Member hereby (i) consents to any such Conversion Transaction or exchange of Units involving a Company Offeror and (ii) agrees to execute, acknowledge and deliver any further agreements, documents or instruments requested by the Company (or any successor thereto) reasonably necessary or customary in connection with this Section 9.1.

(d)          Qualified IPO of Company Offeror.  If the Qualified IPO is structured as an offering of the securities of a Company Offeror other than the Company, then this Agreement shall remain in place, substantially on the terms set forth herein, except that: (i) this Agreement shall be amended to (A) provide for (I) the exchange of Class A Units for shares of common stock of the Company Offeror; provided that such exchange shall be effected in a manner consistent with Section 9.2 and (II) the treatment of Class B Units in connection with such Qualified IPO as determined by the Company in accordance with the terms of the Applicable Class B Unit Agreements, (B) adjust the provisions of this Agreement relating to Distributions and allocations to the extent necessary to permit the exchange of Class A Units and treatment of Class B Units contemplated by clause (A) immediately above, and (C) make such other changes as the Board determines to be reasonable and prudent to facilitate such Qualified IPO of such Company Offeror’s securities without adversely affecting the relative rights of any Member hereunder in a manner disproportionate (recognizing the priorities and preferences of the Units held by any Member relative to the Units held by any similarly situated Member as of the date hereof as set forth in Section 6.4) as compared to the relative rights of other Members similarly situated; and (ii) the Company shall enter into arrangements with such Company Offeror, in such form as the Board shall deem appropriate, providing for the exercise by the Company of registration rights no less favorable than the registration rights described in Section 9.3 with respect to the common stock or other equity securities of such Company Offeror to be received by the Members upon exchange of Class A Units of the Company; provided that no Member shall have any registration rights hereunder or pursuant to the registration rights described in Section 9.3 or otherwise with respect to Class B Units.  Upon any exchange of Class A Units (and Class B Units, if applicable) for shares of capital stock of such Company Offeror, such Units shall no longer be subject to the terms of this Agreement and shall instead become subject to the terms of the certificate of incorporation and bylaws of such Company Offeror.  Notwithstanding the consummation of a Qualified IPO effected by a Company Offeror (other than the Company), the rights to Distributions and allocations set forth in Article VI, in a Qualified IPO structured as an “UP-C”, the exculpation and indemnification rights and obligations of the Company and the Members set forth in Article XII and the amendment provisions set forth in Article XIII shall each survive such Qualified IPO and continue to apply to the Units under this Agreement.

(e)          Fractional Units.  Fractional shares of common stock of a Company Offeror issuable pursuant to a Conversion Transaction or upon exchange of Units for shares of a Company Offeror shall be rounded, cashed out or aggregated and sold in connection with such Qualified IPO in an equitable manner, as determined by the Board.

(f)          Qualified IPO Request.  Following the (i) fifth (5th) anniversary of the Closing, a Member or Members representing at least a majority of the issued and outstanding Voting Units and (ii) seventh (7th) anniversary of the Closing, each of (A) Viking, so long as the Investor Member Sell-Down Event in respect of Viking has not occurred and (B) Patient Square, so long as the Investor Member Sell-Down Event in respect of Patient Square has not occurred, shall, in each case, have the right, by delivery of a written notice to the Company to require that the Company pursue in a diligent and commercially reasonable manner and consummate a Qualified IPO.

9.2          Treatment of Units in Conversion Transaction.

(a)          Conversion Rate.  For purposes of the conversion of Units pursuant to a Conversion Transaction or upon the exchange of Units for shares or equity securities of a Company Offeror, each Unit shall be converted at a conversion rate based upon the percentage of the aggregate pre-tax value to be received by each holder of Units being converted that would otherwise have been received if the aggregate equity value of the Company Offeror at the price implied by the Qualified IPO had been distributed in accordance with Article VI as a Distribution following a Liquidity Event.

(b)          Acknowledgment.  If a Qualified IPO is effected, in whole or in part, by means of a public offering of the securities of a Company Offeror that is a Subsidiary of the Company that is a holding company for all or substantially all of the assets of the Company and its other Subsidiaries, each of the Members and the Company hereby acknowledges and agrees that such Qualified IPO shall be effected to the greatest extent practicable in a manner that gives effect to this Section 9.2.

(c)          Notwithstanding the foregoing, other than in connection with a Qualified IPO, without the prior written consent of the Fund Investors, the Company (i) shall not effectuate a Conversion Transaction and (ii) shall take any actions, including refraining from making an election to be treated as a corporation, as may be required to ensure that at all times the Company is classified as partnership for United States federal income tax purposes.

9.3          Registration Rights.

(a)          Registration Rights Agreement. Following a Qualified IPO, the Members (and, if applicable, equityholders of such Members) and the Company Offeror shall enter into a registration rights agreement that shall contain customary registration rights in favor of each Member, including the provisions set forth in Sections 9.3(b) and 9.3(c).  All Members (or, as applicable, the equityholders of such Members) shall have customary “piggyback” registration rights, including in any secondary sale effected as part of such Qualified IPO or thereafter, with pro rata cutbacks.  The registration rights agreement shall provide that each of (i) Viking, so long as the Investor Member Sell-Down Event in respect of Viking has not occurred and (ii) Patient Square, so long as the Investor Member Sell-Down Event in respect of Patient Square has not occurred), shall, in each case, have the right to demand that the Company or applicable Company Offeror register the resale of all or a part of their securities (a “Demand Registration”), subject to customary limitations.  From and after a Qualified IPO, and subject to any applicable lock-up period with respect to such Qualified IPO, as described in Section 9.3(b) below, the Company or Company Offeror will provide reasonable and customary assistance to any Member (or, as applicable, equityholder of such Member) seeking to offer and sell its securities in the public market so as to enable such Member (or, as applicable, equityholders of such Member) to sell its securities pursuant to Rule 144 under the Securities Act or any similar rules or regulations hereinafter adopted by the SEC, including reasonably cooperating with such Member (or, as applicable, equityholders of such Member) to facilitate the timely preparation and delivery of certificates representing the securities to be sold and not bearing any Securities Act legend in connection with any such sale.

(b)          Lock-Up.  Each Member (or, as applicable, the equityholders of such Members) shall not Transfer any securities of the Company or a Company Offeror for a period commencing on the date marketing commences with respect to a Qualified IPO and ending not more than one hundred eighty (180) days following the closing of such Qualified IPO.  Each Member (or, as applicable, the equityholders of such Members) agrees to execute and deliver such other agreements as may be reasonably requested by the Company or its underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  In addition, if requested by the Company or any representative of the underwriter, each Member shall provide, within ten (10) Business Days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a Qualified IPO.  The Company may impose stop-transfer instructions with respect to the equity securities subject to the foregoing restriction until the end of the applicable period.

(c)          Underwriter Selection.  The underwriter for any registration statement filed by the Company of Company Offeror in connection with a sale of units or other equity securities thereof shall be selected by the Board.

ARTICLE X
EVENTS OF DISSOLUTION

10.1          Dissolution.  The Company shall be dissolved upon the occurrence of any of the following events (each an “Event of Dissolution”):

(a)          Subject to Section 4.10, a determination by the Board to dissolve the Company; or

(b)          A judicial dissolution of the Company under Section 18-802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of an Event of Dissolution and that no Member shall seek a dissolution of the Company under Section 18-802 of the Act.  No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity, or adjudication of incompetency of a Member, shall cause a dissolution of the Company or cause the existence of the Company to terminate.

ARTICLE XI
TERMINATION

11.1          Liquidation.  If an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up.  All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

(a)          to creditors, including Members who are creditors to the extent permitted by Law, in satisfaction of the Company’s liabilities; and

(b)          then, to the Members in accordance with Article VI.

11.2        Final Accounting.  In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Members from the date of the last previous accounting to the date of dissolution.

11.3        Distribution in Kind.  If the Board determines in connection with the liquidation of the Company following an Event of Dissolution that a portion of the Company’s assets must be distributed in kind to the Members, then such assets shall be so distributed in kind to the Members in undivided shares therein as tenants in common in the manner specified in Section 6.1.

11.4        Certificate of Cancellation.  Upon the completion of the winding up of the Company’s affairs and distribution of the Company’s assets, the Company shall be terminated and the Members shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE XII
EXCULPATION AND INDEMNIFICATION

12.1        Exculpation.  Notwithstanding any other provisions of this Agreement, to the fullest extent permitted by the Act, none of the Covered Persons shall be liable to the Company or any Member, Director or other Person who is a party to or bound by this Agreement for any Losses (as defined below) arising out of or relating to any act or omission, or any consent or approval given or withheld, in each case, in relation to the management of the Company or otherwise relating to the conduct of the Company’s business and affairs; provided that nothing herein shall limit the liability of any Person for any act or omission by such Covered Person that constitutes fraud, a willful breach of applicable Law, willful misconduct, an intentional breach of such Person’s obligations under this Agreement (if any) or a bad-faith violation of the implied contractual covenant of good faith and fair dealing (to the extent applicable).

12.2          Indemnification.

(a)          To the fullest extent permitted by the Act, the Company shall indemnify and hold harmless each current and former (i) Covered Person and (ii) officer of the Company and its Subsidiaries (collectively, the “Indemnified Persons” and each individually an “Indemnified Person”) from and against any and all losses, claims, demands, liabilities, reasonable out-of-pocket expenses (including attorneys’ fees), judgments, fines, settlements and other amounts (“Losses”) incurred by such Person in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative in which such Indemnified Person may be involved, or threatened to be involved, as a party, a witness or otherwise, by reason of, or in connection with, any act or omission, or any consent or approval given or withheld, in each case, in relation to the management of the Company or otherwise relating to the conduct of the Company’s business and affairs (“Claims”).  Notwithstanding the foregoing, no current or former Indemnified Person shall be entitled to indemnification under this Section 12.2 with respect to: (i) any act or omission by such Indemnified Person that constitutes fraud, a willful breach of applicable Law, willful misconduct, or an intentional breach of this Agreement or a bad faith violation of the implied contractual covenant of good faith and fair dealing (to the extent applicable); or (ii) any Claim initiated by such Indemnified Person unless such Claim (or part thereof) was (A) brought to enforce such Indemnified Person’s rights to indemnification or advancement of expenses hereunder or (B) authorized or consented to by the Board prior to the initiation of such Claim.

(b)          Reasonable, documented, out-of-pocket expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Indemnified Person to repay the amount advanced if it shall be ultimately determined in a final, nonappealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified by the Company as authorized by Section 12.2(a).  If the Company indemnifies any Indemnified Person or former Indemnified Person pursuant to Section 12.2(a), it shall be subrogated to the rights of such Indemnified Person or former Indemnified Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Indemnified Person or former Indemnified Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification.  Any such Indemnified Person or former Indemnified Person shall fully cooperate with the Company at the Company’s expense in its efforts to enforce against any such third party the rights to which it is so subrogated.

12.3        Effect of Modification.  Any repeal or modification of this Article XII shall not adversely affect any rights of such Indemnified Person pursuant to this Article XII, including the right to indemnification and to the advancement of expenses of an Indemnified Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

12.4        Nonexclusivity of Rights.  The rights conferred on any Indemnified Person by this Article XII shall not be exclusive of any other rights that such Indemnified Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of members or disinterested directors or otherwise.

ARTICLE XIII
AMENDMENT TO AGREEMENT
13.1        Amendments.

(a)          Subject Section 13.1(b) and except as otherwise provided in this Agreement, including Section 4.3 and Section 4.10, amendments, supplements or modifications to this Agreement shall be approved by each of (i) a majority of the entire Board. (ii) Viking, so long as the Investor Member Sell-Down Event in respect of Viking has not occurred, and (iii) Patient Square, so long as the Investor Member Sell-Down Event in respect of Patient Square has not occurred, and any such amendment, supplement or modification shall be binding on the parties hereto, including the Company and the Members; provided, that (i) any amendment, supplement or modification of this Agreement in a manner that would have a material disproportionately adverse impact on any right or obligation of any Member, the consent of such Member shall also be required, (ii) in no event shall any Member’s Total Funding Commitment be amended, supplemented or modified without the written consent of such Member, and (iii) in no event shall any Member be obligated to make any cash or non-cash contribution to the Company’s capital other than as contemplated by Section 5.1(e)(i) (as in effect on the date hereof) without the written consent of such Member.

(b)          An amendment shall become effective as of the date specified in the applicable approval or, if none is specified, as of the date of such approval or as otherwise provided in the Act.  Notwithstanding the provisions set forth in Section 13.1(a), but subject to Section 4.3 and Section 4.10, the Board may amend this Agreement, including the schedules hereto, without the approval of any Members (i) to reflect the issuance, redemption, repurchase or forfeiture of Class B Units in connection with the Applicable Class B Unit Agreements, (ii) to implement the admission of Substitute Members or Additional Members, (iii) to change the name of the Company and (iv) to implement the provisions set forth in Article IX.

ARTICLE XIV
GENERAL PROVISIONS
14.1        Expenses.  Except as otherwise expressly provided herein or as contemplated by Section 10.1 of the Transaction Agreement, all costs and expenses, including fees and disbursements of legal counsel, financial advisors and accountants, incurred in connection with this Agreement shall be borne by the party incurring such costs and expenses.

14.2        Notices.  All notices hereunder shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) or (ii) as of the date transmitted if sent by electronic transmission to the following electronic mail addresses, in each case, to the addresses below (or at such other contact information for a party hereto as shall be specified by like notice):

If to the Company:

BridgeBioX Pharma, LLC
3160 Porter Drive, Suite 250
Palo Alto, CA 94304
Attention: Legal Department
Email: legal@bridgebio.com

If to a Member, to the address of such Member specified on Schedule A hereto.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.2.

14.3        Publicity; Confidentiality.  Except as may be required by applicable Disclosure Law, none of the parties hereto shall issue a press release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby or any other information, statements, reports, trade secrets, documents, and other materials concerning the Company, any Member or any of their respective Affiliates that any Member may receive or that may be disclosed, distributed or disseminated (whether in writing, orally, electronically or by other means) by or to such Member or any representative of such Member, or otherwise as a result of such Member’s ownership of any Units.  Each Member agrees (on behalf of itself and its directors, officers, managers, equityholders, partners, employees, agents and members (collectively, “Representatives”)) that it will keep confidential the terms of this Agreement and all information that it receives from the Company in its capacity as a Member (including all confidential or proprietary information concerning the Company and its Subsidiaries and the business of the Company and its Subsidiaries) except that it may disclose such information (a) as may be required in the course of obtaining legal advice or enforcement with respect to the rights and obligations created hereby, (b) to its legal, financial, accounting and other advisors, (c) as may be required by law, regulation, rule, court order, subpoena or other stock exchange or governmental body or in the preparation of tax returns or other governmental or regulatory filings, (d) as and to the extent that such Member’s legal counsel determines that such disclosure is required by applicable Law, (e) to the extent required in the good-faith performance of such Member’s duties to the Company and its Subsidiaries as an employee thereof, and (f) to the extent reasonably necessary to enforce the terms of this Agreement; provided, however, that each Member may disclose such information to (i) any of its actual and prospective equityholders and lenders, and any equityholder thereof that is an investment fund may disclose such information to its actual and prospective limited partners or other investors (provided in each case that such Persons are subject to reasonable confidentiality obligations with respect to such information), (ii) any Person in connection with financings, acquisitions, divestitures and similar events involving the Company and its Affiliates (provided in each case that such Persons are subject to reasonable confidentiality obligations with respect to such information), (iii) any of its directors, officers, employees or professional advisers to the extent that such disclosure is reasonably necessary in connection with the such Member’s investment in the Company for use solely for such purpose and (iv) any Person in connection with such Member’s ordinary course internal market, industry and investment analyses, so long as the recipient of such information is subject to a duty of confidentiality to such Member with respect to such information.  In the event of any disclosure as permitted above under clauses (a), (b) and (f) hereof to a Member’s representatives and advisors, the disclosing party shall direct any Person receiving such information to maintain its confidentiality and shall be responsible for any breach of the confidentiality provisions hereunder by any such Person receiving such information.  Notwithstanding anything in this Section 14.3 to the contrary, except in connection with a Change of Control and with the approval of the Board, or except as permitted under clause (e) hereof, no Director or Member shall provide any information that it receives from the Company in its capacity as a Director or Member to any Person (including any officer, director, member, manager, partner, trustee, employee, or agent thereof) that, in the good-faith reasonable judgment of the Board, is an actual or potential competitor of the Company.

14.4        Entire Agreement and Waiver.  This Agreement, together with all exhibits and schedules hereto and all other agreements referenced herein and therein, shall constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them.  No provision of this Agreement shall be deemed to modify, amend, waive, rescind or otherwise impact the terms of the Transaction Agreement.  Any waiver (express or implied) of any default or breach of this Agreement must be in writing and shall not constitute a waiver of any other or subsequent default or breach.

14.5        Conflict between This Agreement and Class B Unit Agreement.  Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between any term or provision contained herein and a term or provision of any Applicable Class B Unit Agreement or the Management Holdco Operating Agreement, the Board acting in good faith shall be entitled to resolve such conflict.  Notwithstanding any other provision of this Agreement to the contrary, no Member who holds only Class B Units shall have any right to receive or review a copy of Schedule A or Schedule B to this Agreement (except for information on Schedule A or Schedule B that relates solely to such Member) or obtain other information about the identities of the other Members or the size or nature of their interests in the Company; provided, however, that any Person may view a copy of Schedule A or Schedule B if the Board determines that it is reasonably necessary for such Person to perform his or her duties in connection with the Company.

14.6        Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one agreement binding on the parties hereto.  Transmission of an executed counterpart by electronic transmission of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of the enforcement and construction of this Agreement.

14.7        Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Members’ expectations regarding this Agreement.  Otherwise, the Members agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

14.8          Governing Law; Venue; Waiver of Jury Trial.

(a)          This Agreement, and all claims, causes of action and disputes (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

(b)          The parties hereto irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom)) (collectively, the “Chosen Courts”) in any action or proceeding that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such Chosen Courts.

(c)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14.8.

14.9        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the Members.

14.10      Additional Documents and Acts.  The Members shall from time to time execute or cause to be executed all other documents or cause to be done all filing, recording, publishing, or other acts as may be necessary or desirable to comply with the requirements for the operation of a limited liability company under the laws of the State of Delaware and all other jurisdictions in which the Company may from time to time conduct business.

14.11     No Third-Party Beneficiary.  This Agreement is made solely for the benefit of the parties hereto and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise, except for the rights of the Member Related Parties pursuant to Section 14.12 or any Indemnified Person pursuant to Section 12.2.

14.12     Nonrecourse.  Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, this Agreement may only be enforced against, and any action, dispute, claim, suit or other proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties and none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, representatives, shareholders, members, managers, partners, successors and assigns of a Member or any Affiliate thereof or any former, current and future Affiliate, director, officer, manager, employee, advisor, representative, shareholder, member, manager, partners, successor and assign of any of the foregoing (collectively, “Member Related Parties”) shall have any liability for any liabilities or obligations of the parties hereto for any action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, the Company or any other Member or their respective Affiliates shall have no rights of recovery in respect hereof against any Member Related Party and no personal liability shall attach to any Member Related Party through such Member or otherwise, whether by or through attempted piercing of the corporate veil, by or through an action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise) by or on behalf of a Member against any Member Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise.  The Company agrees that (i) each of Viking, Patient Square, Sequoia, Frazier, Cormorant and Aisling and their respective Affiliates (each, a “Fund Investor”) are professional investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company or its Subsidiaries’ businesses, and, to the extent permitted by applicable Law, no Fund Investor shall be liable to the Company or any of its subsidiaries for any claim arising out of, or based upon, the investment by any Fund Investor in any entity competitive with the Company or its Subsidiaries and (ii) to the extent permitted by applicable Law, each Fund Investor is permitted to acquire, own and/or dispose of any debt, equity and/or equity-linked securities or other investment in any competitor of the Company or its Subsidiaries without any liability to the Company or its subsidiaries; provided that nothing in the foregoing clauses (i) and (ii) shall relieve any Fund Investor from liability associated with the unauthorized disclosure or use of the Company’s confidential information in breach of this Agreement or any other obligation of confidentiality or non-use owed to the Company or any of its Subsidiaries by the Fund Investors.

14.13     Successors and Assigns.  This Agreement is personal to the parties hereto and shall not be capable of assignment; it being understood that the foregoing shall not be read to limit any Transfer pursuant to and in accordance with Article VIII.  All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted transferees, if any.

14.14     Specific Performance.  Each of the Members acknowledges and agrees that in the event of any breach or threatened breach of this Agreement, the nonbreaching party or parties would be irreparably harmed and could not be made whole by monetary damages. The Members hereby agree that, in addition to any other remedy to which they may be entitled at law or in equity, they shall be entitled to compel specific performance of this Agreement in any action instituted in any court set forth in Section 14.8.

14.15      Representations and Warranties.  Each Person that becomes an Additional Member or a holder of Units on or after the date hereof (each a “Warrantor”) makes, as of the date such Warrantor becomes an Additional Member or acquires Units, the representations and warranties to the Company set forth on Schedule D hereto.

14.16     Survival of Representations and Warranties; Termination of Covenants.  All representations and warranties contained in this Agreement or made in writing by any party hereto in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  In the event any provision of this Agreement is terminated, such termination shall not relieve any party hereto from liability for such party’s prior breach of this Agreement or for failure by such party to perform such party’s obligations hereunder.

14.17      Agent’s Rights.

(a)          Notwithstanding anything contained herein to the contrary, BridgeBio or its Affiliates, each in its capacity as a Member of the Company (each in such capacity, the “Pledging Member”), shall be permitted to pledge or hypothecate any or all of its economic ownership of Units, including all rights to receive the Distributions and allocations of income, gain, loss, deduction, credit and similar items to which the Pledging Member would be entitled, to Blue Owl Capital Corporation, as administrative agent (together with its permitted successors and assigns, in such capacity, the “Agent”) under that certain Financing Agreement, dated as of January 17, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among BBIO, BridgeBio, Agent, the lenders from time to time party thereto and the other parties from time to time party thereto, and any transfer of such economic rights pursuant to the Agent’s exercise of remedies in connection with any such pledge or hypothecation shall be permitted under this Agreement with no further action or approval required hereunder.  Notwithstanding anything contained herein to the contrary, upon an event of default under the Financing Agreement, the Agent (or its assignee, transferee or designee, as applicable) (i) shall have the right, without further approval of any Member and without becoming a Member, to take economic ownership of the Pledging Member’s Units (the “Foreclosed Units”) and to receive the Distributions and allocations of income, gain, loss, deduction, credit and similar items to which the Pledging Member would be entitled and (ii) shall not have the right to exercise any of the Pledging Member’s voting rights, consent rights, control rights or status rights as a Member. For the avoidance of doubt, upon any such transfer of the economic ownership of Foreclosed Units, the Pledging Member shall cease to have any voting rights, consent rights, control rights or status rights as a Member with respect to the Foreclosed Units.

(b)          The parties hereto further agree that so long as any pledge or hypothecation of the Units in favor of the Agent is in effect, (x) the Company shall not elect that the Units become governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware, (y) this Section 14.17 may not be amended or modified, in each case, without the prior written consent of the Agent and (z) the Agent shall be a third party beneficiary of the provisions of this Section 14.17.

(c)          The execution and delivery of this Agreement by a Member shall constitute any necessary approval of such Member under the Act to the foregoing provisions of this Section 14.17.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

MEMBERS:

BRIDGEBIO PHARMA LLC

By:	/s/ Neil Kumar
	Name:	Neil Kumar
	Title:	Manager

[Signature Page to Amended and Restated Limited Liability Company Agreement of BridgeBioX Pharma, LLC]

VIKING GLOBAL OPPORTUNITIES
ILLIQUID INVESTMENTS SUB-
MASTER LP

By: Viking Global Opportunities Portfolio
GP LLC, its general partner

By:	/s/ Katerina Novak
Name:	Katerina Novak
Title:	Authorized Signatory

VIKING GLOBAL OPPORTUNITIES
DRAWDOWN (AGGREGATOR) LP

By: Viking Global Opportunities Drawdown
Portfolio GP LLC, its general partner

By:	/s/ Katerina Novak
Name:	Katerina Novak
Title:	Authorized Signatory

[Signature Page to Amended and Restated Limited Liability Company Agreement of BridgeBioX Pharma, LLC]

PATIENT SQUARE BRAVO AGGREGATOR, LP

By: Patient Square Equity Advisors, LP
Its: General Partner

By: Patient Square Capital Holdings, LLC
Its: General Partner

By:	/s/ Adam Fliss
Name:	Adam Fliss
Its:	General Counsel

[Signature Page to Amended and Restated Limited Liability Company Agreement of BridgeBioX Pharma, LLC]

SC US/E GROWTH FUND X MANAGEMENT, L.P., as nominee

By: SC US (TTGP), LTD., a Cayman Islands exempted company

Title: General Partner

By:	/s/ Roelof F. Botha
	Name:	Roelof F. Botha
	Title:	Authorized Signatory

SC US/E VENTURE FUND XVIII MANAGEMENT, L.P., as nominee

By: SC US (TTGP), LTD., a Cayman Islands exempted company

Title: General Partner

By:	/s/ Roelof F. Botha
	Name:	Roelof F. Botha
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Limited Liability Company Agreement of BridgeBioX Pharma, LLC]

FRAZIER LIFE SCIENCES XI, L.P.

By: FHMLS XI, L.P.
Its general partner

By: FHMLS XI, L.L.C.
Its general partner

By:	/s/ Patrick Heron
Name:	Patrick Heron
Title:	Managing Director

FRAZIER LIFE SCIENCES PUBLIC FUND, L.P.

By: FHMLSP, L.P.
Its general partner

By: FHMLSP, L.L.C.
Its general partner

By:	/s/ Albert Cha
Name:	Albert Cha
Title:	Managing Director

FRAZIER LIFE SCIENCES PUBLIC OVERAGE FUND, L.P.

By: FHMLSP Overage, L.P.
Its general partner

By: FHMLSP Overage, L.L.C.
Its general partner

By:	/s/ Albert Cha
Name:	Albert Cha
Title:	Managing Director

[Signature Page to Amended and Restated Limited Liability Company Agreement of BridgeBioX Pharma, LLC]

CORMORANT PRIVATE HEALTHCARE FUND IV, LP
By:	Cormorant Private Healthcare GP IV, LLC

By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Managing Member

CORMORANT PRIVATE HEALTHCARE FUND V, LP
By:	Cormorant Private Healthcare GP V,
LLC

By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Managing Member

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP
By:	Cormorant Global Healthcare GP, LLC

By:	/s/ Bihua Chen
	Name:	Bihua Chen
	Title:	Managing Member

[Signature Page to Amended and Restated Limited Liability Company Agreement of BridgeBioX Pharma, LLC]

AISLING V BRIDGE SPLITTER LP

By: Aisling Capital Partners V, LP
Its: General Partner

By: Aisling Capital Partners V LLC
Its: General Partner

By:	/s/ Robert Wenzel
	Name:	Robert Wenzel
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Limited Liability Company Agreement of BridgeBioX Pharma, LLC]

KUMAR HALDEA REVOCABLE TRUST

By:	/s/ Neil Kumar
	Name:	Neil Kumar
	Title:	Trustee

[Signature Page to Amended and Restated Limited Liability Company Agreement of BridgeBioX Pharma, LLC]

MANAGEMENT HOLDCO:
BRIDGEBIOX MANAGEMENT AGGREGATOR, LLC

By: BridgeBioX Pharma, LLC, as Managing Member of Management Holdco

By:	/s/ James Li
Name:	James Li
Title:	President

[Signature Page to Amended and Restated Limited Liability Company Agreement of BridgeBioX Pharma, LLC]